Exhibit 10.1

CREDIT AGREEMENT

DATED AS OF JUNE 23, 2011

AMONG

BGC PARTNERS, INC.

THE GUARANTORS FROM TIME TO TIME PARTIES HERETO,

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

BANK OF MONTREAL,

as Administrative Agent

BANK OF AMERICA, N.A.,

as Syndication Agent

AND

U.S. BANK NATIONAL ASSOCIATION

WELLS FARGO BANK, N.A.

FIFTH THIRD BANK,

as Co-Documentation Agents

BMO CAPITAL MARKETS AND MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

AS JOINT LEAD ARRANGERS AND JOINT BOOK RUNNERS

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EXHIBIT A	—	Notice of Borrowing
EXHIBIT B	—	Notice of Continuation/Conversion
EXHIBIT C	—	Revolving Note
EXHIBIT D	—	Commitment Amount Increase Request
EXHIBIT E	—	Compliance Certificate
EXHIBIT F	—	Additional Guarantor Supplement
EXHIBIT G	—	Assignment and Acceptance
EXHIBIT H	—	Form of Legal Opinion
SCHEDULE 1	—	Commitments
SCHEDULE 6.2	—	Subsidiaries
SCHEDULE 8.7	—	Existing Debt
SCHEDULE 8.8	—	Existing Liens
SCHEDULE 8.9	—	Existing Investments
SCHEDULE 8.21	—	Existing Restrictions
SCHEDULE 13.11	—	Certain Competitors

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CREDIT AGREEMENT

This Credit Agreement is entered into as of June 23, 2011, by and among BGC PARTNERS, INC. a Delaware corporation (the “Borrower”), certain direct and indirect Subsidiaries of the Borrower from time to time party to this Agreement, as Guarantors, the several financial institutions from time to time party to this Agreement, as Lenders, and BANK OF MONTREAL, a Canadian chartered bank acting through its Chicago branch, as Administrative Agent as provided herein. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in Section 5.1 hereof.

PRELIMINARY STATEMENT

The Borrower has requested, and the Lenders have agreed to extend, certain credit facilities on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. THE CREDIT FACILITIES.

Section 1.1. Revolving Credit Commitments. Subject to the terms and conditions hereof, each Lender, by its acceptance hereof, severally agrees to make a loan or loans (individually a “Revolving Loan” and collectively for all the Lenders the “Revolving Loans”) in U.S. Dollars to the Borrower from time to time on a revolving basis up to the amount of such Lender’s Revolving Credit Commitment, subject to any reductions thereof pursuant to the terms hereof, before the Revolving Credit Termination Date. The sum of the aggregate principal amount of Revolving Loans at any time outstanding shall not exceed the Revolving Credit Commitments in effect at such time. Each Borrowing of Revolving Loans shall be made ratably by the Lenders in proportion to their respective Revolver Percentages. As provided in Section 1.5(a) hereof, the Borrower may elect that each Borrowing of Revolving Loans be either Base Rate Loans or Eurodollar Loans. Revolving Loans may be repaid and the principal amount thereof reborrowed before the Revolving Credit Termination Date, subject to the terms and conditions hereof.

Section 1.2. Increase in Commitments. The Borrower may, on any Business Day prior to the Revolving Credit Termination Date but not more than twice during the term of this Agreement, increase the aggregate amount of the Revolving Credit Commitments by delivering a Commitment Amount Increase Request substantially in the form attached hereto as Exhibit D or in such other form acceptable to the Administrative Agent at least five (5) Business Days prior to the desired effective date of such increase (the “Commitment Amount Increase”) identifying an additional Lender (or additional Revolving Credit Commitments for existing Lender(s)) and the amount of its Revolving Credit Commitment (or additional amount of its Revolving Credit Commitment(s)); provided, however, that (a) any increase of the aggregate amount of the Revolving Credit Commitments to an amount in excess of $150,000,000 will require the approval of the Required Lenders, (b) any increase of the aggregate amount of the Revolving

Credit Commitments shall be in an amount not less than $5,000,000, (c) no Event of Default or Termination Event shall have occurred and be continuing at the time of the request or on the effective date of the Commitment Amount Increase, (d) all representations and warranties contained in Section 6 hereof shall be true and correct in all material respects at the effective date of such Commitment Amount Increase, except to the extent the same expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, (e) the Administrative Agent’s consent (which shall not be unreasonably withheld) shall be required for any increase in the amount of an existing Lender’s Revolving Credit Commitment or the addition of a new Lender, and (f) each new Lender providing such Revolving Credit Commitment shall be an Eligible Assignee. The effective date of the Commitment Amount Increase shall be agreed upon by the Borrower and the Administrative Agent. Upon the effectiveness thereof, the new Lender(s) (or, if applicable, existing Lender(s)) shall advance Revolving Loans in an amount sufficient such that after giving effect to its advance each Lender shall have outstanding its Revolver Percentage of Revolving Loans. It shall be a condition to such effectiveness that if any Eurodollar Loans are outstanding under the Revolving Credit on the date of such effectiveness, such Eurodollar Loans shall be deemed to be prepaid on such date and the Borrower shall pay any amounts owing to the Lenders pursuant to Section 1.10 hereof. The Borrower agrees to pay any reasonable expenses of the Administrative Agent relating to any Commitment Amount Increase. Notwithstanding anything herein to the contrary, no Lender shall have any obligation to increase its Revolving Credit Commitment and no Lender’s Revolving Credit Commitment shall be increased without its consent thereto, and each Lender may at its option, unconditionally and without cause, decline to increase its Revolving Credit Commitment.

Section 1.3. Applicable Interest Rates.

(a) Base Rate Loans. Each Base Rate Loan made or maintained by a Lender shall bear interest (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, or created by conversion from a Eurodollar Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable by the Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

“Base Rate” means, for any day, the rate per annum equal to the greatest of: (a) the rate of interest announced or otherwise established by the Administrative Agent from time to time as its prime commercial rate as in effect on such day, with any change in the Base Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that such rate may not be the Administrative Agent’s best or lowest rate), (b) the sum of (i) the rate determined by the Administrative Agent to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Administrative Agent at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Administrative Agent for sale to the Administrative Agent at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount for which such rate is being determined, plus (ii) 1/2 of 1%, and (c) the LIBOR Quoted Rate for such day plus 1.00%. As used herein, the term “LIBOR Quoted Rate” means, for any day, the rate per annum equal to the quotient of (i) the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a one-month interest period which appears on the LIBOR01 Page as of 11:00 a.m. (London, England time) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) divided by (ii) one (1) minus the Eurodollar Reserve Percentage.

(b) Eurodollar Loans. Each Eurodollar Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or continued, or created by conversion from a Base Rate Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted LIBOR applicable for such Interest Period, payable by the Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

“Adjusted LIBOR” means, for any Borrowing of Eurodollar Loans, a rate per annum determined in accordance with the following formula:

Adjusted LIBOR	=	LIBOR
1 - Eurodollar Reserve Percentage

“Eurodollar Reserve Percentage” means the maximum reserve percentage, expressed as a decimal, at which reserves (including, without limitation, any emergency, marginal, special, and supplemental reserves) are imposed by the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities”, as defined in such Board’s Regulation D (or any successor thereto), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the relevant Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any such reserve percentage.

“LIBOR” means, for an Interest Period for a Borrowing of Eurodollar Loans, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to the Administrative Agent at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by three (3) or more major banks in the interbank eurodollar market selected by the Administrative Agent for delivery on the first day of and for a period equal to such Interest Period and in an amount equal or comparable to the principal amount of the Eurodollar Loan scheduled to be made as part of such Borrowing.

“LIBOR Index Rate” means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such Interest Period, which appears on the LIBOR01 Page as of 11:00 a.m. (London, England time) on the day two (2) Business Days before the commencement of such Interest Period.

“LIBOR01 Page” means the display designated as “LIBOR01 Page” on the Reuters Service (or such other page as may replace the LIBOR01 Page on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for U.S. Dollar deposits).

(c) Rate Determinations. The Administrative Agent shall determine each interest rate applicable to the Loans hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error.

Section 1.4. Minimum Borrowing Amounts; Maximum Eurodollar Loans . Each Borrowing of Base Rate Loans shall be in an amount not less than $1,000,000. Each Borrowing of Eurodollar Loans advanced, continued or converted shall be in an amount equal to $1,000,000 or such greater amount which is an integral multiple of $500,000. Without the Administrative Agent’s consent, there shall not be more than eight (8) Borrowings of Eurodollar Loans outstanding hereunder at any one time.

Section 1.5. Manner of Borrowing Loans and Designating Applicable Interest Rates.

(a) Notice to the Administrative Agent. The Borrower shall give notice to the Administrative Agent by no later than 10:00 a.m. (Chicago time): (i) at least three (3) Business Days before the date on which the Borrower requests the Lenders to advance a Borrowing of Eurodollar Loans and (ii) on the date the Borrower requests the Lenders to advance a Borrowing of Base Rate Loans. The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice of a new Borrowing. Thereafter, subject to the terms and conditions hereof, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to the minimum amount requirement for each outstanding Borrowing set forth in Section 1.4 hereof, a portion thereof, as follows: (i) if such Borrowing is of Eurodollar Loans, on the last day of the Interest Period applicable thereto, the Borrower may continue part or all of such Borrowing as Eurodollar Loans or convert part or all of such Borrowing into Base Rate Loans or (ii) if such Borrowing is of Base Rate Loans, on any Business Day, the Borrower may convert all or part of such Borrowing into Eurodollar Loans for an Interest Period or Interest Periods specified by the Borrower. The Borrower shall give all such notices requesting the advance, continuation or conversion of a Borrowing to the Administrative Agent by telephone, telecopy, or other telecommunication device acceptable to the Administrative Agent (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing), substantially in the form attached hereto as Exhibit A (Notice of Borrowing) or Exhibit B (Notice of Continuation/Conversion), as applicable, or in such other form acceptable to the Administrative Agent. Notice of the continuation of a Borrowing of Eurodollar Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Base Rate Loans into Eurodollar Loans must be given by no later than 10:00 a.m. (Chicago time) at least three (3) Business Days before the date of the requested continuation or conversion. All such notices concerning the advance, continuation or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurodollar Loans, the Interest Period applicable thereto. Upon notice to the Borrower by the Administrative Agent or the Required Lenders (or, in the case of an Event of Default under Section 9.1(j) or 9.1(k) hereof with respect to the Borrower, without notice), no Borrowing of Eurodollar Loans shall be advanced, continued, or created by conversion if any Unmatured Termination Event, Termination Event, Default or Event of Default then exists. The Borrower agrees that the Administrative Agent may rely on any such telephonic, telecopy or other telecommunication notice given by any person the Administrative Agent in good faith believes is an Authorized Representative without the necessity of independent investigation, and in the event any such notice by telephone conflicts with any written confirmation such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon.

(b) Notice to the Lenders. The Administrative Agent shall give prompt telephonic, telecopy or other telecommunication notice to each Lender of any notice from the Borrower received pursuant to Section 1.5(a) above and, if such notice requests the Lenders to make Eurodollar Loans, the Administrative Agent shall give notice to the Borrower and each Lender by like means of the interest rate applicable thereto promptly after the Administrative Agent has made such determination.

(c) Borrower’s Failure to Notify. If the Borrower fails to give notice pursuant to Section 1.5(a) above of the continuation or conversion of any outstanding principal amount of a Borrowing of Eurodollar Loans before the last day of its then current Interest Period within the period required by Section 1.5(a) and such Borrowing is not prepaid in accordance with Section 1.7(a), such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans.

(d) Disbursement of Loans. Not later than 1:00 p.m. (Chicago time) on the date of any requested advance of a new Borrowing, subject to Section 7 hereof, each Lender shall make available its Loan comprising part of such Borrowing in funds immediately available at the principal office of the Administrative Agent in Chicago, Illinois (or at such other location as the Administrative Agent shall designate). The Administrative Agent shall make the proceeds of each new Borrowing available to the Borrower at the Administrative Agent’s principal office in Chicago, Illinois (or at such other location as the Administrative Agent shall designate), by depositing or wire transferring such proceeds to the credit of the Borrower’s Designated Disbursement Account or as the Borrower and the Administrative Agent may otherwise agree.

(e) Administrative Agent Reliance on Lender Funding. Unless the Administrative Agent shall have been notified by a Lender prior to (or, in the case of a Borrowing of Base Rate Loans, by 1:00 p.m. (Chicago time) on) the date on which such Lender is scheduled to make payment to the Administrative Agent of the proceeds of a Loan (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, the Administrative Agent may assume that such Lender has made such payment when due and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the

Borrower the proceeds of the Loan to be made by such Lender and, if any Lender has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, pay to the Administrative Agent the amount made available to the Borrower attributable to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on (but excluding) the date such Lender pays such amount to the Administrative Agent at a rate per annum equal to the Federal Funds Rate for each such day. If such amount is not received from such Lender by the Administrative Agent immediately upon demand, the Borrower will, on demand, repay to the Administrative Agent the proceeds of the Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, but without such payment being considered a payment or prepayment of a Loan under Section 1.10 hereof so that the Borrower will have no liability under such Section with respect to such payment.

Section 1.6. Maturity of Loans . Each Revolving Loan, both for principal and interest not sooner paid, shall mature and be due and payable by the Borrower on the Revolving Credit Termination Date.

Section 1.7. Prepayments. (a) Optional. The Borrower may prepay in whole or in part (but, if in part, then: (i) if such Borrowing is of Base Rate Loans, in an amount not less than $500,000, (ii) if such Borrowing is of Eurodollar Loans, in an amount not less than $500,000, and (iii) in each case, in an amount such that the minimum amount required for a Borrowing pursuant to Section 1.4 hereof remains outstanding) any Borrowing of Eurodollar Loans at any time upon three (3) Business Days prior notice by the Borrower to the Administrative Agent or, in the case of a Borrowing of Base Rate Loans, notice delivered by the Borrower to the Administrative Agent no later than 10:00 a.m. (Chicago time) on the date of prepayment (or, in any case, such shorter period of time then agreed to by the Administrative Agent), such prepayment to be made by the payment of the principal amount to be prepaid and, in the case of any Eurodollar Loans, accrued interest thereon to the date fixed for prepayment plus any amounts due the Lenders under Section 1.10 hereof.

(b) Mandatory. (i) The Borrower shall prepay in full all Revolving Loans outstanding hereunder for a period of 3 consecutive Business Days during every period of 270 consecutive days (determined on a trailing basis).

(ii) The Borrower shall, on each date the Revolving Credit Commitments are reduced pursuant to Section 1.11 hereof, prepay the Revolving Loans necessary to reduce the sum of the aggregate principal amount of Revolving Loans then outstanding to the amount to which the Revolving Credit Commitments have been so reduced.

(iii) Unless the Borrower otherwise directs, prepayments of Loans under this Section 1.7(b) shall be applied first to Borrowings of Base Rate Loans until payment in full thereof with any balance applied to Borrowings of Eurodollar Loans in the order in which their Interest Periods expire. Each prepayment of Loans under this Section 1.7(b) shall be made by the payment of the principal amount to be prepaid and, in the case of any Eurodollar Loans, accrued interest thereon to the date of prepayment together with any amounts due the Lenders under Section 1.10 hereof.

(c) Any amount of Revolving Loans paid or prepaid before the Revolving Credit Termination Date may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again.

Section 1.8. Default Rate. Notwithstanding anything to the contrary contained herein, while any Event of Default or Termination Event exists or after acceleration, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans at a rate per annum equal to:

(a) for any Base Rate Loan, the sum of 2.0% plus the Applicable Margin plus the Base Rate from time to time in effect;

(b) for any Eurodollar Loan, the sum of 2.0% plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of 2.0% plus the Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect;

provided, however, that in the absence of acceleration, any adjustments pursuant to this Section shall be made at the election of the Administrative Agent, acting at the request or with the consent of the Required Lenders, with written notice to the Borrower. While any Event of Default or Termination Event exists or after acceleration, interest shall be paid on demand of the Administrative Agent at the request or with the consent of the Required Lenders.

Section 1.9. Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c) The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence (absent manifest error) of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(d) Any Lender may request that its Loans be evidenced by a promissory note or notes in the form of Exhibit C (referred to herein as a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender or its registered assigns in the amount of such Lender’s Revolving Credit Commitment. Thereafter, the Loans evidenced by such Note or Notes and interest thereon shall at all times (including after any assignment pursuant to Section 13.12) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 13.12, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in subsections (a) and (b) above.

Section 1.10. Funding Indemnity. If any Lender shall incur any loss, cost or expense (including, without limitation, any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any Eurodollar Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender) as a result of:

(a) any payment, prepayment or conversion of a Eurodollar Loan on a date other than the last day of its Interest Period,

(b) any failure (because of a failure to meet the conditions of Section 7 or otherwise) by the Borrower to borrow or continue a Eurodollar Loan, or to convert a Base Rate Loan into a Eurodollar Loan on the date specified in a notice given pursuant to Section 1.5(a) hereof,

(c) any failure by the Borrower to make any payment of principal on any Eurodollar Loan when due (whether by acceleration or otherwise), or

(d) any acceleration of the maturity of a Eurodollar Loan as a result of the occurrence of any Event of Default or Termination Event hereunder,

then, upon the demand of such Lender, the Borrower shall pay to such Lender such amount, at the time set forth below, as will reimburse such Lender for such loss, cost or expense. If any Lender makes such a claim for compensation, it shall provide to the Borrower, with a copy to the Administrative Agent, a certificate setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such certificate shall be deemed prime facie correct absent manifest error. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof.

Section 1.11. Commitment Terminations.

(a) Optional Revolving Credit Terminations. The Borrower shall have the right at any time and from time to time, upon five (5) Business Days prior written notice to the Administrative Agent (or such shorter period of time agreed to by the Administrative Agent), to terminate the Revolving Credit Commitments without premium or penalty and in whole or in part, any partial termination to be (i) in an amount not less than $5,000,000 or any whole multiple thereof, and (ii) allocated ratably among the Lenders in proportion to their respective Revolver Percentages, provided that the aggregate amount of Revolving Credit Commitments may not be reduced to an amount less than the sum of the aggregate principal amount of Revolving Loans then outstanding. The Administrative Agent shall give prompt notice to each Lender of any such termination of the Revolving Credit Commitments.

(b) Optional Revolving Credit Terminations by the Lenders. When any Termination Event has occurred and is continuing, the Administrative Agent shall, by written notice to the Borrower: (i) if so directed by the Required Lenders, terminate the remaining Revolving Credit Commitments on the date stated in such notice (which may be the date thereof); and (ii) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind. The Administrative Agent, after giving notice to the Borrower pursuant to this Section 1.11(b), shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.

(c) No Reinstatement. Any termination of the Revolving Credit Commitments pursuant to this Section 1.11 may not be reinstated.

Section 1.12. Substitution of Lenders. In the event (a) the Borrower receives a claim from any Lender for compensation under Section 10.3 or 13.1 hereof, (b) the Borrower receives notice from any Lender of any illegality pursuant to Section 10.1 hereof, (c) any Lender is then a Defaulting Lender or such Lender is a Subsidiary or Affiliate of a Person who has been deemed insolvent or becomes the subject of a bankruptcy or insolvency proceeding or a receiver or conservator has been appointed for any such Person, or (d) a Lender fails to consent to an amendment or waiver requested under Section 13.13 hereof at a time when the Required Lenders have approved such amendment or waiver (any such Lender referred to in clause (a), (b), (c), or (d) above being hereinafter referred to as an “Affected Lender”), the Borrower may, in addition to any other rights the Borrower may have hereunder or under applicable law, require, at its expense, any such Affected Lender to assign, at par, without recourse, all of its interest, rights, and obligations hereunder (including all of its Revolving Credit Commitments and the Loans and other amounts at any time owing to it hereunder and the other Loan Documents) to an Eligible Assignee specified by the Borrower, provided that (i) such assignment shall not conflict with or violate any law, rule or regulation or order of any court or other governmental authority, (ii) the Borrower shall have paid to the Affected Lender all monies (together with amounts due such Affected Lender under Section 1.10 hereof as if the Loans owing to it were prepaid rather than assigned) other than such principal owing to it hereunder, and (iii) the assignment is entered into in accordance with, and subject to the consents required by, Section 13.12 hereof (provided any assignment fees and reimbursable expenses due thereunder shall be paid by the Borrower).

Section 1.13. Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that any Lender at any time is a Defaulting Lender, then (a) during any Defaulting Lender Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents and such Defaulting Lender’s Revolving Credit Commitments shall be excluded for purposes of determining “Required Lenders” (provided that the foregoing shall not permit an increase in such Lender’s Revolving Credit Commitments, materially adversely affect the rights and obligations of such Defaulting Lender in a manner that is disproportional to the other Lenders or extend the maturity date of such Lender’s Loans or other Obligations without such Lender’s consent); (b) to the extent permitted by applicable law, until such time as the Defaulting Lender Excess with respect to such Defaulting Lender shall have been reduced to zero, any voluntary prepayment of the Loans shall, if the Administrative Agent so directs at the time of making such voluntary prepayment, be applied to the Loans of other Lenders as if such Defaulting Lender had no Loans outstanding; (c) such Defaulting Lender’s Revolving Credit Commitments and outstanding Loans shall be excluded for purposes of calculating any commitment fee payable to Lenders pursuant to Section 2.1 in respect of any day during any Defaulting Lender Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any fee pursuant to Section 2.1 with respect to such Defaulting Lender’s Revolving Credit Commitment in respect of any Defaulting Lender Period with respect to such Defaulting Lender; (d) the utilization of Revolving Credit Commitments as at any date of determination shall be calculated as if such Defaulting Lender had funded all Loans of such Defaulting Lender. No Revolving Credit Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 1.13, performance by the Borrower of its obligations hereunder and the other Loan Documents shall not be excused or otherwise modified as a result of the operation of this Section 1.13. The rights and remedies against a Defaulting Lender under this Section 1.13 are in addition to other rights and remedies which the Borrower may have against such Defaulting Lender and which the Administrative Agent or any Lender may have against such Defaulting Lender.

SECTION 2. FEES.

Section 2.1. Fees.

(a) Revolving Credit Commitment Fee. The Borrower shall pay to the Administrative Agent for the ratable account of the Lenders in accordance with their Revolver Percentages a commitment fee at the rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) on the average daily Unused Revolving Credit Commitments. Such commitment fee shall be payable quarterly in arrears on the last day of each March, June, September, and December in each year (commencing on the first such date occurring after the date hereof) and on the Revolving Credit Termination Date, unless the Revolving Credit Commitments are terminated in whole on an earlier date, in which event the commitment fee for the period to the date of such termination in whole shall be paid on the date of such termination.

(b) Administrative Agent Fees. The Borrower shall pay to the Administrative Agent, for its own use and benefit, the fees agreed to between the Administrative Agent and the Borrower in the Harris Fee Letter or as otherwise agreed to in writing between them.

SECTION 3. PLACE AND APPLICATION OF PAYMENTS.

Section 3.1. Place and Application of Payments. All payments of principal of and interest on the Loans and of all other Obligations payable by the Borrower under this Agreement and the other Loan Documents, shall be made by the Borrower to the Administrative Agent by no later than 1:00 p.m. (Chicago time) on the due date thereof at the office of the Administrative Agent in Chicago, Illinois (or such other location as the Administrative Agent may designate to the Borrower), for the benefit of the Lender(s) entitled thereto. Any payments received after such time shall be deemed to have been received by the Administrative Agent on the next Business Day. All such payments shall be made in U.S. Dollars, in immediately available funds at the place of payment, in each case without set-off or counterclaim. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans ratably to the Lenders and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement. If the Administrative Agent causes amounts to be distributed to the Lenders in reliance upon the assumption that the Borrower will make a scheduled payment and such scheduled payment is not so made, each Lender shall, on demand, repay to the Administrative Agent the amount distributed to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was distributed to such Lender and ending on (but excluding) the date such Lender repays such amount to the Administrative Agent, at a rate per annum equal to the Federal Funds Rate for each such day.

Anything contained herein to the contrary notwithstanding (including, without limitation, Section 1.7(b) hereof), all payments and collections received in respect of the Obligations by the Administrative Agent or any of the Lenders after acceleration or the final maturity of the Obligations or termination of the Revolving Credit Commitments as a result of an Event of Default or a Termination Event shall be remitted to the Administrative Agent and distributed as follows:

(a) first, to the payment of any outstanding costs and expenses incurred by the Administrative Agent in protecting, preserving or enforcing rights under the Loan Documents, and in any event including all costs and expenses of a character which the Borrower has agreed to pay the Administrative Agent under Section 13.15 hereof (such funds to be retained by the Administrative Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Administrative Agent);

(b) second, to the payment of any outstanding interest and fees due under the Loan Documents to be allocated pro rata among the Lenders in accordance with the aggregate unpaid amounts owing to each Lender;

(c) third, to the payment of principal on the Loans, to be allocated pro rata among the Lenders in accordance with the aggregate unpaid amounts owing to each Lender;

(d) fourth, to the payment of all other unpaid Obligations to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof; and

(e) finally, to the Borrower or whoever else may be lawfully entitled thereto.

SECTION 4. GUARANTIES.

Section 4.1. Guaranties. The payment and performance of the Obligations shall at all times be guaranteed by each direct and indirect Domestic Non-Regulated Subsidiary of the Borrower which is a Material Subsidiary pursuant to Section 12 hereof or pursuant to one or more guaranty agreements in form and substance acceptable to the Administrative Agent, as the same may be amended, modified or supplemented from time to time (individually a “Guaranty” and collectively the “Guaranties” and each such Subsidiary executing and delivering this Agreement as a Guarantor (including any Subsidiary hereafter executing and delivering an Additional Guarantor Supplement in the form called for by Section 12 hereof) or a separate Guaranty being referred to herein as a “Guarantor” and collectively the “Guarantors”).

Section 4.2. Further Assurances. In the event the Borrower or any Guarantor forms or acquires any other Domestic Non-Regulated Subsidiary which is a Material Subsidiary or a Domestic Non-Regulated Subsidiary that was not a Material Subsidiary becomes a Material Subsidiary (an “Additional Guarantor”) after the date hereof the Borrower shall within 30 days following the date on which the Additional Guarantor is formed or acquired or becomes a Material Subsidiary (a) notify the Administrative Agent, and (b) cause such Additional Guarantor to execute a Guaranty, and the Borrower shall also deliver to the Administrative Agent, or cause such Additional Guarantor to deliver to the Administrative Agent, at the Borrower’s cost and expense, such other instruments, documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith.

SECTION 5. DEFINITIONS; INTERPRETATION.

Section 5.1. Definitions. The following terms when used herein shall have the following meanings:

“Acquired Business” means the entity or assets acquired by the Borrower or a Subsidiary in an Acquisition, whether before or after the date hereof.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person (other than a Person that is a Subsidiary), or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Borrower or the Subsidiary is the surviving entity.

“Additional Guarantor” is defined in Section 4.2 hereof.

“Adjusted LIBOR” is defined in Section 1.3(b) hereof.

“Administrative Agent” means Bank of Montreal, in its capacity as Administrative Agent hereunder, and any successor in such capacity pursuant to Section 11.7 hereof.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise.

“Agreement” means this Credit Agreement, as the same may be amended, modified, restated or supplemented from time to time pursuant to the terms hereof.

“Applicable Margin” means, with respect to Loans and the commitment fees payable under Section 2.1 hereof, until the first Pricing Date, the rates per annum shown opposite Level I below, and thereafter from one Pricing Date to the next the Applicable Margin means the rates per annum determined in accordance with the following schedule:

LEVEL	APPLICABLE CREDIT RATING (S&P RATING/MOODY’S RATING/FITCH RATING):	APPLICABLE MARGIN FOR BASE RATE LOANS SHALL BE:	APPLICABLE MARGIN FOR EURODOLLAR LOANS SHALL BE:	APPLICABLE MARGIN FOR COMMITMENT FEE SHALL BE:

I	BBB-/ Baa3/BBB- and above	2.00%	3.00%	0.375%

II	BB+/Ba1/BB+ or BB/Ba2/BB	2.50%	3.50%	0.425%

III	BB-/Ba3/BB- or below	3.00%	4.00%	0.475%

For purposes hereof, the term “Pricing Date” means each date on which there is a change in any of the Borrower’s Ratings. In the event that a majority of the Borrower’s Ratings are at the same Level, the Applicable Margin shall be the rates per annum shown opposite that Level. If less than a majority of the Borrower’s Ratings are at the same Level, the rates per annum shown opposite Level II shall apply. In all circumstances, the Applicable Margin established on any Pricing Date shall be in effect from such Pricing Date until the next Pricing Date. Each determination of the Applicable Margin made by the Administrative Agent in accordance with the foregoing shall be conclusive and binding on the Borrower and the Lenders if reasonably determined.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means BMO Capital Markets and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.12 hereof), and accepted by the Administrative Agent, in substantially the form of Exhibit G or any other form approved by the Administrative Agent.

“Authorized Representative” means those persons shown on the list of officers provided by the Borrower pursuant to Section 7.2 hereof or on any update of any such list provided by the Borrower to the Administrative Agent, or any further or different officers of the Borrower so named by any Authorized Representative of the Borrower in a written notice to the Administrative Agent.

“Bank of America Fee Letter” means the fee letter dated January 26, 2011, as amended, among the Borrower, Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Base Rate” is defined in Section 1.3(a) hereof.

“Base Rate Loan” means a Loan bearing interest at a rate specified in Section 1.3(a) hereof.

“BGC Holdings” means BGC Holdings L.P., a Delaware limited partnership.

“Borrower” is defined in the introductory paragraph of this Agreement.

“Borrowing” means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Lenders on a single date and, in the case of Eurodollar Loans, for a single Interest Period. Borrowings of Loans are made and maintained ratably from each of the Lenders according to their Revolver Percentages. A Borrowing is “advanced” on the day Lenders advance funds comprising such Borrowing to the Borrower, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one type of Loans to the other, all as determined pursuant to Section 1.5 hereof.

“Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in Chicago, Illinois, New York, New York and, if the applicable Business Day relates to the advance or continuation of, or conversion into, or payment of a Eurodollar Loan, on which banks are dealing in U.S. Dollar deposits in the interbank eurodollar market in London, England and Nassau, Bahamas.

“Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

“Capital Requirements” means the minimum capital requirements applicable to a Regulated Subsidiary pursuant to applicable law, rule or regulation, including any such requirements imposed by any self-regulatory organization.

“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

“CFTC” means the Commodity Futures Trading Commission.

“Change of Control” means any of (a) Cantor Fitzgerald L.P. shall at any time and for any reason not have legal and beneficial ownership of Voting Stock of the Borrower entitled (after giving effect to any conversion rights held by Cantor Fitzgerald, L.P.) to exercise at least 20% of the aggregate voting power of the issued and outstanding Voting Stock of the Borrower, (b) Cantor Fitzgerald L.P. shall at any time and for any reason not directly or indirectly own or control Voting Stock (without giving effect to any conversion rights held by Cantor Fitzgerald, L.P.) of the Borrower sufficient to elect a majority of the board of directors of the Borrower, or (c) any “Change of Control” (or words of like import), as defined in any agreement or indenture relating to any issue of Indebtedness for Borrowed Money in an aggregate principal amount in excess of $25,000,000 of the Borrower or any Subsidiary, shall occur.

“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 7.2 shall be satisfied or waived in a manner acceptable to the Administrative Agent in its discretion.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code, and with respect to which liability to the Borrower is reasonably expected to attach.

“Credit Event” means the advancing of any Loan.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder (herein, a “Defaulted Loan”) within two (2) Business Days of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding or a receiver or conservator has been appointed for such Lender.

“Defaulting Lender Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Revolver Percentage of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders other than such Defaulting Lender had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Loans of such Defaulting Lender.

“Defaulting Lender Period” means, with respect to any Defaulting Lender, the period commencing on the date upon which such Lender first became a Defaulting Lender and ending on the earliest of the following dates: (a) the date on which all Revolving Credit Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable and (b) the date on which (i) such Defaulting Lender is no longer insolvent, the subject of a bankruptcy or insolvency proceeding or, if applicable, under the direction of a receiver or conservator, (ii) the Defaulting Lender Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or otherwise), and (iii) such Defaulting Lender shall have delivered to Borrower and the Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Revolving Credit Commitments.

“Designated Disbursement Account” means the account of the Borrower maintained with the Administrative Agent or its Affiliate and designated in writing to the Administrative Agent as the Borrower’s Designated Disbursement Account (or such other account as the Borrower and the Administrative Agent may otherwise agree).

“Domestic Non-Regulated Subsidiary” means a Domestic Subsidiary that is not a Regulated Subsidiary.

“Domestic Subsidiary” means a Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means, with reference to any period, income from continuing operations before income taxes for such period plus the sum of (a) Interest Expense for such period, (b) depreciation of fixed assets and amortization of intangible assets for such period, and (c) non-recurring non-cash items for such period acceptable to the Administrative Agent.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, and (ii) unless an Event of Default or Termination Event has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any Guarantor or any of the Borrower’s or such Guarantor’s Affiliates or Subsidiaries.

“Eligible Line of Business” means (a) any business engaged in as of the date of this Agreement by the Borrower or any of its Subsidiaries, (b) broker-dealer transactions involving financial products or capital markets (and transactions and services related thereto), and brokerage, asset management, market data, technology, trade execution, clearing, processing, information or marketplace services in any industry, including but not limited to securities, financial products, real estate, commodities, shipping, insurance and entertainment, and (c) any line of business complimentary to the businesses in clause (a) or (b).

“Equity” means, for any Person and at any time the same is to be determined, (a) all items which in conformity to GAAP would be included under shareholders’ equity (including capital stock, additional paid-in capital, and retained earnings after deducting treasury stock) on a consolidated balance sheet of such Person and its consolidated Subsidiaries at such time plus (b) the aggregate amount of all redeemable partnership interests as shown on such Person’s balance sheet at such time plus (c) the aggregate amount of all non-controlling interests in Subsidiaries of such Person as shown on such Person’s balance sheet at such time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

“Eurodollar Loan” means a Loan bearing interest at the rate specified in Section 1.3(b) hereof.

“Eurodollar Reserve Percentage” is defined in Section 1.3(b) hereof.

“Event of Default” means any event or condition identified as such in Section 9.1 hereof.

“Excess Availability” means, as of any time the same is to be determined, the amount (if any) by which the Revolving Credit Commitment as then in effect exceeds (b) the aggregate principal amount of Revolving Loans then outstanding.

“Excess Net Capital” means the aggregate regulatory net capital, as defined in the applicable Capital Requirements, in excess of the aggregate required net capital under the Capital Requirements, as shown on the Borrower’s SEC Forms 10-Q and 10-K.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) net income, branch profits, alternative minimum or franchise (and similar) taxes imposed on (or measured by) its net income by the United States of America or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 13.1(b), except to the extent that such Foreign lender (or its assignor, if any ) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 13.1(a) and (c) taxes arising under section 1471, 1472, 1473 or 1474 of the Code as of the date of this Agreement (and any amended or successor provision that is substantively comparable) and the regulations and guidance promulgated thereunder.

“Fitch” means Fitch, Inc.

“Fitch Rating” means the long-term issuer rating for the Borrower issued by Fitch.

“Federal Funds Rate” means the fluctuating interest rate per annum described in part (i) of clause (b) of the definition of Base Rate appearing in Section 1.3(a) hereof.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means each Subsidiary which is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” and “Guarantors” each is defined in Section 4.1 hereof.

“Guaranty” and “Guaranties” each is defined in Section 4.1 hereof.

“Harris Fee Letter” means the fee letter dated January 26, 2011, as amended, between Harris N.A. and the Borrower.

“Hostile Acquisition” means the acquisition of the capital stock or other equity interests of a Person through a tender offer or similar solicitation of the owners of such capital stock or other equity interests which has not been approved (prior to such acquisition) by resolutions of the Board of Directors of such Person or by similar action if such Person is not a corporation, or as to which such approval has been withdrawn.

“Indebtedness for Borrowed Money” means for any Person (without duplication) (a) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (b) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business), (c) all indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (d) all Capitalized Lease Obligations of such Person, (e) all obligations of such Person on or with respect to letters of credit, bankers’ acceptances, and (f) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments.

“Interest Coverage Ratio” means, at any time the same is to be determined, the ratio of EBITDA of the Borrower and its Subsidiaries for the period of four consecutive fiscal quarters of the Borrower then most recently ended, to Interest Expense of the Borrower and its Subsidiaries for the same period, in each case determined on a consolidated basis in accordance with GAAP.

“Interest Expense” means, with reference to any period, the sum of all interest charges with respect to Indebtedness for Borrowed Money (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Interest Payment Date” means (a) with respect to any Eurodollar Loan, the last day of each Interest Period with respect to such Eurodollar Loan and on the maturity date and, if the applicable Interest Period is longer than three (3) months, on each day occurring every three (3) months after the commencement of such Interest Period, and (b) with respect to any Base Rate Loan, the last day of every calendar quarter and on the maturity date.

“Interest Period” means the period commencing on the date a Borrowing of Eurodollar Loans is advanced, continued, or created by conversion and ending 1, 2, 3, or 6 months thereafter, provided, however, that:

(a) no Interest Period shall extend beyond the final maturity date of the relevant Loans;

(b) whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of Eurodollar Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

(c) for purposes of determining an Interest Period for a Borrowing of Eurodollar Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

“Legal Requirement” means any treaty, convention, statute, law, regulation, ordinance, license, permit, governmental approval, injunction, judgment, order, consent decree or other requirement of any Governmental Authority.

“Lenders” means and includes Bank of Montreal and the other financial institutions from time to time party to this Agreement, including each assignee Lender pursuant to Section 13.12 hereof.

“Lending Office” is defined in Section 10.4 hereof.

“LIBOR” is defined in Section 1.3(b) hereof.

“Lien” means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

“Loan” means any Revolving Loan, whether outstanding as a Base Rate Loan or Eurodollar Loan or otherwise, each of which is a “type” of Loan hereunder.

“Loan Documents” means this Agreement, the Notes (if any), the Guaranties, and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith.

“Material” means material in relation to the business, operations, affairs, financial condition, assets or Property of the Borrower and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or Property of the Borrower and its Subsidiaries taken as a whole, (b) the ability of any of the Borrower and its applicable Subsidiaries to perform its material obligations under any Loan Document, (c) the validity or enforceability of any Loan Document, or (d) the rights and remedies of the Administrative Agent and the Lenders under any Loan Document.

“Material Subsidiary” shall mean (a) each Subsidiary listed on Schedule 6.2, (b) any Subsidiary that (i) as of the last day of the fiscal quarter of the Borrower most recently ended, has assets with a value in excess of 10.0% of Total Assets as of such date or (ii) has net revenues (on an individual basis) representing in excess of 10.0% of net revenues (for the Borrower and its Subsidiaries on a consolidated basis) for the four consecutive fiscal quarters of the Borrower most recently ended and (c) one or more Subsidiaries designated by the Borrower so that at no time shall the Subsidiaries which are not Material Subsidiaries have (i) as of the last day of the fiscal quarter of the Borrower most recently ended, assets with an aggregate value greater than 20.0% of Total Assets as of such date or (ii) net revenues (in the aggregate) representing greater than 20.0% of net revenues (for the Borrower and its Subsidiaries on a consolidated basis) for the four consecutive fiscal quarters of the Borrower most recently ended.

“Moody’s” means Moody’s Investors Service, Inc.

“Moody’s Rating” means the long-term issuer rating for the Borrower issued by Moody’s.

“Multiemployer Plan” means a multiemployer plan as defined by Section 4001(a)(3) of ERISA to which any Borrower, Guarantor, or other member of the Controlled Group contributes or has contributed within the preceding five years.

“Note” and “Notes” each is defined in Section 1.9 hereof.

“Obligations” means all obligations of the Borrower to pay principal and interest on the Loans, all fees and charges payable hereunder, and all other payment obligations of the Borrower or any of its Subsidiaries arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

“OFAC” means the United States Department of Treasury Office of Foreign Assets Control.

“OFAC Event” means the event specified in Section 8.15 hereof.

“OFAC Sanctions Programs” means all laws, regulations, and Executive Orders administered by OFAC, including without limitation, the Bank Secrecy Act, anti-money laundering laws (including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56 (a/k/a the USA Patriot Act)), and all economic and trade sanction programs administered by OFAC, any and all similar United States federal laws, regulations or Executive Orders, and any similar laws, regulators or orders adopted by any State within the United States.

“OFAC SDN List” means the list of the Specially Designated Nationals and Blocked Persons maintained by OFAC.

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Permitted Acquisition” means any Acquisition with respect to which all of the following conditions shall have been satisfied:

(a) if the Total Consideration paid for the Acquired Business equals or exceeds $5,000,000, the Acquired Business is in an Eligible Line of Business;

(b) the Acquisition shall not be a Hostile Acquisition;

(c) if the Total Consideration paid for the Acquired Business exceeds $20,000,000, the financial statements of the Acquired Business shall have been audited by an accounting firm registered with the Public Company Accounting Oversight Board reasonably acceptable to the Administrative Agent (or another accounting firm that is registered with the appropriate professional accounting standards, if applicable, organization and that is reasonably acceptable to the Administrative Agent if the Acquired Business is not primarily based on the United States) or such financial statements shall have undergone review by an accounting firm registered with the Public Company Accounting Oversight Board reasonably acceptable to the Administrative Agent (or another accounting firm that is registered with the appropriate professional accounting standards organization, if applicable, and that is reasonably acceptable to the Administrative Agent if the Acquired Business is not primarily based on the United States); provided that the Administrative Agent shall be deemed to have consented to any such accounting firm unless it shall object thereto to the Borrower within ten (10) Business Days after having received notice thereof;

(d) the Borrower shall have notified the Administrative Agent and Lenders not less than 10 days prior to the closing of any such Acquisition or Acquisitions for which the Total Consideration paid for the Acquired Businesses exceeds $20,000,000 individually or in the aggregate;

(e) if the Total Consideration paid for the Acquired Business equals or exceeds $20,000,000, the Borrower shall have furnished to the Administrative Agent and Lenders covenant compliance calculations, looking back (prepared in good faith by the Borrower) and looking forward (based on projections prepared in good faith using assumptions and adjustments believed by the Borrower and the Administrative Agent to be reasonable; provided that the Administrative Agent shall be deemed to have consented to such assumptions and adjustments unless it shall object thereto to the Borrower within ten (10) Business Days after having received notice thereof) four complete fiscal quarters, demonstrating compliance with the financial covenants contained in Section 8.22 hereof on a pro forma basis;

(f) if a new Domestic Non-Regulated Subsidiary which is a Material Subsidiary is formed or acquired as a result of or in connection with the Acquisition, the Borrower shall have complied with the requirements of Section 4 hereof in connection therewith; and

(g) after giving effect to the Acquisition and any Credit Event in connection therewith, no Unmatured Termination Event, Termination Event, Default or Event of Default shall exist.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

“Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is a Multiemployer Plan.

“Premises” means the real property owned or leased by the Borrower or any Subsidiary.

“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries under GAAP.

“Ratings” means the Borrower’s S&P Rating, Moody’s Rating and Fitch Rating.

“RCRA” means the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§6901 et seq., and any future amendments.

“Regulated Subsidiary” means any Subsidiary of the Borrower that is (a) registered as a securities broker-dealer with the SEC, (b) registered as a futures commission merchant with the CFTC, (c) a Foreign Subsidiary subject to regulation as a securities broker or a futures commission merchant (or equivalent thereof) under applicable law, or (d) a swap execution facility registered with the SEC and/or the CFTC.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, managers, members, partners, trustees, administrators, agents, attorneys, representatives and advisors of such Person and of such Person’s Affiliates.

“Required Lenders” means, as of the date of determination thereof, Lenders whose outstanding Loans and Unused Revolving Credit Commitments constitute more than 66-2/3% of the sum of the total outstanding Loans and Unused Revolving Credit Commitments of the Lenders.

“Responsible Officer” means the chief executive officer, the president, the chief financial officer or the treasurer.

“Revolver Percentage” means, for each Lender, the percentage of the Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment or, if the Revolving Credit Commitments have been terminated, the percentage held by such Lender of the aggregate principal amount of all Revolving Loans then outstanding.

“Revolving Credit” means the credit facility for making Revolving Loans described in Section 1.1 hereof.

“Revolving Credit Commitment” means, as to any Lender, the obligation of such Lender to make Revolving Loans hereunder in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1 attached hereto and made a part hereof, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof. The Borrower and the Lenders acknowledge and agree that the Revolving Credit Commitments of the Lenders aggregate $130,000,000 on the date hereof.

“Revolving Credit Termination Date” means June 23, 2013, or such earlier date on which the Revolving Credit Commitments are terminated in whole pursuant to Section 1.11, 9.2 or 9.3 hereof.

“Revolving Loan” is defined in Section 1.1 hereof and, as so defined, includes a Base Rate Loan or a Eurodollar Loan, each of which is a “type” of Revolving Loan hereunder.

“Revolving Note” is defined in Section 1.9 hereof.

“S&P” means Standard & Poor’s Ratings Services Group, a division of The McGraw-Hill Companies, Inc.

“S&P Rating” means the long-term issuer rating for the Borrower issued by S&P.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization. Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of the Borrower or of any of its direct or indirect Subsidiaries.

“Tangible Equity” means, means, for any Person and at any time the same is to be determined, the Equity of such Person minus the sum of the aggregate book value of all assets which would be classified as intangible assets under GAAP, including, without limitation, goodwill, patents, trademarks, trade names, copyrights, franchises and deferred charges (including, without limitation, unamortized debt discount and expense, organization costs and deferred research and development expense) and similar assets.

“Termination Event” means the Borrower’s failure to maintain the minimum amount of Tangible Equity required by Section 8.22(c) hereof for a period of 60 consecutive days.

“Total Assets” means, at any time the same is to be determined, the total assets of the Borrower and its Subsidiaries at such time, determined on a consolidated basis in accordance with GAAP.

“Total Assets to Equity Ratio” means, as of any date, the ratio of Total Assets of the Borrower and its Subsidiaries as of such date to Equity of the Borrower and its Subsidiaries on such date.

“Total Consideration” means, with respect to an Acquisition, the sum (but without duplication) of (a) cash paid in connection with such Acquisition, (b) indebtedness payable to the seller in connection with such Acquisition, (c) the fair market value of any equity securities, including any warrants or options therefor, delivered in connection with such Acquisition, (d) the present value of payments in consideration of covenants not to compete entered into in connection with such Acquisition or other future payments which are required to be made over a period of time and are not contingent upon the Borrower or its Subsidiaries meeting financial performance objectives (exclusive of salaries paid in the ordinary course of business) (discounted at the Base Rate), but only to the extent not included in clause (a), (b) or (c) above, and (e) the amount of indebtedness assumed in connection with such Acquisition.

“Total Funded Debt” means, at any time the same is to be determined, the sum (but without duplication) of (a) all Indebtedness for Borrowed Money of the Borrower and its Subsidiaries at such time, and (b) all Indebtedness for Borrowed Money of any other Person which is directly or indirectly guaranteed by the Borrower or any of its Subsidiaries or which the Borrower or any of its Subsidiaries has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which the Borrower or any of its Subsidiaries has otherwise assured a creditor against loss.

“Total Funded Debt to Equity Ratio” means, as of any date, the ratio of Total Funded Debt of the Borrower and its Subsidiaries as of such date to Equity of the Borrower and its Subsidiaries on such date.

“Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

“Unmatured Termination Event” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute a Termination Event.

“Unused Revolving Credit Commitments” means, at any time, the difference between the Revolving Credit Commitments then in effect and the aggregate outstanding principal amount of Revolving Loans.

“U.S. Dollars” and “$” each means the lawful currency of the United States of America.

“Voting Stock” of any Person means (a) capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency or (b) debt or equity interests convertible into any capital stock or other equity interests of a type described in the preceding clause (a).

“Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.

“Wholly-owned Subsidiary” means a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors’ qualifying shares as required by law) or other equity interests are owned by the Borrower and/or one or more Wholly-owned Subsidiaries within the meaning of this definition.

Section 5.2. Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to time of day herein are references to Chicago, Illinois, time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.

Section 5.3. Change in Accounting Principles. If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 6.5 hereof and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Borrower or the Required Lenders may by notice to the Lenders and the Borrower, respectively, require that the Lenders and the Borrower negotiate in good faith to amend such covenants, standards, and terms so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Borrower and its Subsidiaries shall be the same as if such change had not been made. No delay by the Borrower or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with this Section 5.3, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles. Without limiting the generality of the foregoing, the Borrower shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof.

SECTION 6. REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants to the Administrative Agent and the Lenders as follows:

Section 6.1. Organization and Qualification. The Borrower is duly organized, validly existing, and in good standing as a corporation under the laws of the State of Delaware, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 6.2. Subsidiaries. Each Subsidiary is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. Schedule 6.2 hereto (as amended or deemed amended pursuant to Section 8.18 from time to time) identifies each Material Subsidiary, the jurisdiction of its organization, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Borrower and the other Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding. All of the outstanding shares of capital stock and other equity interests of each Material Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 6.2 (as amended or deemed amended pursuant to Section 8.18 from time to time) as owned by the Borrower or another Subsidiary are owned, beneficially and of record, by the Borrower or such Subsidiary free and clear of all Liens. There are no outstanding commitments or other obligations of any Material Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Material Subsidiary (collectively, “Equity Obligations”), except for Equity Obligations made or issued by BGC Holdings in connection with employee compensation and acquisition programs of the Borrower or its Subsidiaries.

Section 6.3. Authority and Validity of Obligations. The Borrower has full right and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for, and to perform all of its obligations hereunder and under the other Loan Documents executed by it. Each Subsidiary has full right and authority to enter into the Loan Documents executed by it, to guarantee the Obligations, and to perform all of its obligations under the Loan Documents executed by it. The Loan Documents delivered by the Borrower and its Subsidiaries have been duly authorized, executed, and delivered by such Persons and constitute valid and binding obligations of the Borrower and its Subsidiaries enforceable against them in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by the Borrower or any Subsidiary of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon the Borrower or any Subsidiary or any provision of the organizational documents (e.g., charter, certificate or articles of incorporation and by-laws, certificate or articles of association and operating agreement, partnership agreement, or other similar organizational documents) of the Borrower or any Subsidiary, (b) contravene or constitute a default under any covenant, indenture or agreement of or affecting the Borrower or any Subsidiary or any of their Property, in each case where such contravention or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (c) result in the creation or imposition of any Lien on any Property of the Borrower or any Subsidiary.

Section 6.4. Use of Proceeds; Margin Stock. The Borrower shall use the proceeds of the Revolving Credit for its general working capital purposes, to fund certain fees and expenses associated with the closing of this Agreement and for such other legal and proper purposes as are consistent with all applicable laws. Neither the Borrower nor any Subsidiary (other than a Subsidiary that is an “exempted borrower” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock. Margin stock (as hereinabove defined) constitutes less than 25% of the value of the assets of the Borrower and its Subsidiaries (other than a Subsidiary that is an “exempted borrower” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) which are subject to any restriction hereunder on the sale, pledge or other disposition thereof.

Section 6.5. Financial Reports. The (a) consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2010, and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, which financial statements are accompanied by the audit report of Ernst & Young, LLP, independent public accountants, and (b) the unaudited interim consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal quarter ended March 31, 2011, and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the 3 months then ended, heretofore furnished to the Administrative Agent and the Lenders, fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis (and in the case of (b), subject to the absence of footnote disclosures and year-end audit adjustments). Neither the Borrower nor any Subsidiary has contingent liabilities which are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 8.5 hereof.

Section 6.6. No Material Adverse Change. Since December 31, 2010 no event or condition has occurred which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

Section 6.7. Full Disclosure. The statements and information furnished to the Administrative Agent and the Lenders in connection with the negotiation of this Agreement and the other Loan Documents and the commitments by the Lenders to provide all or part of the financing contemplated hereby do not contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein not misleading, the Administrative Agent and the Lenders acknowledging that as to any projections furnished to the Administrative Agent and the Lenders, the Borrower only represents that the same were prepared on the basis of information and estimates the Borrower believed to be reasonable.

Section 6.8. Trademarks, Franchises, and Licenses. Except as could not reasonably be expected to materially impair the ability of the Borrower and its Subsidiaries to conduct their businesses in the ordinary course, the Borrower and its Subsidiaries own, possess, or have the right to use all necessary patents, licenses, franchises, trademarks, trade names, trade styles, copyrights, trade secrets, know how, and confidential commercial and proprietary information to conduct their businesses as now conducted, without known conflict with any patent, license, franchise, trademark, trade name, trade style, copyright or other proprietary right of any other Person.

Section 6.9. Governmental Authority and Licensing. The Borrower and its Subsidiaries have received all licenses, permits, and approvals of all federal, state, local and foreign governmental authorities, if any, necessary to conduct their businesses, in each case where the failure to obtain or maintain the same could reasonably be expected to have a Material Adverse Effect. No investigation or proceeding which, if adversely determined, could reasonably be expected to result in revocation or denial of any material license, permit or approval is pending or, to the knowledge of the Borrower, threatened.

Section 6.10. Good Title. The Borrower and its Subsidiaries have good and defensible title (or valid leasehold interests) to their assets as reflected on the most recent consolidated balance sheet of the Borrower and its Subsidiaries furnished to the Administrative Agent and the Lenders (except for sales of assets in the ordinary course of business), subject to no Liens other than such thereof as are permitted by Section 8.8 hereof.

Section 6.11. Litigation and Other Controversies. There is no litigation or governmental or arbitration proceeding or labor controversy pending, nor to the knowledge of the Borrower threatened, against the Borrower or any Subsidiary or any of their Property which would reasonably be expected to have a Material Adverse Effect.

Section 6.12. Taxes. All tax returns required to be filed by the Borrower or any Subsidiary in any jurisdiction and that are Material have, in fact, been filed, and all taxes, assessments, fees, and other governmental charges upon the Borrower or any Subsidiary or upon any of its Property, income or franchises, which are shown to be due and payable in such returns, have been paid, except such taxes, assessments, fees and governmental charges, if any, (a) as are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and as to which adequate reserves established in accordance with GAAP have been provided, or (b) the amount of which is not individually or in the aggregate Material. The Borrower does not know of any proposed additional tax assessment against it or its Subsidiaries for which both (i) adequate provisions in accordance with GAAP have not been made on its or their accounts and (ii) could reasonably be expected to have a Material Adverse Effect. Adequate provisions in accordance with GAAP for taxes on the books of the Borrower and each Subsidiary have been made for all open years, and for its current fiscal period.

Section 6.13. Approvals. No authorization, consent, license or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by the Borrower or any Guarantor of any Loan Document, except for such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect.

Section 6.14. Affiliate Transactions. Neither the Borrower nor any Subsidiary is a party to any transaction with any of its Affiliates on terms and conditions that are less favorable to the Borrower or such Subsidiary than it could obtain in similar transactions between Persons not affiliated with each other, except (a) transactions approved by the Borrower’s audit committee, (b) transactions with Subsidiaries that are consolidated with the Borrower under GAAP, and (c) transactions that individually do not exceed $100,000.

Section 6.15. Investment Company. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 6.16. ERISA. The Borrower and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with ERISA and the Code to the extent applicable to it and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. Except as would not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any Subsidiary has any contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in article 6 of Title I of ERISA.

Section 6.17. Compliance with Laws. The Borrower and its Subsidiaries are in compliance with the requirements of all federal, state, local and foreign laws, rules and regulations applicable to or pertaining to their Property or business operations (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received notice to the effect that its operations are not in compliance with any of the requirements of applicable federal, state or local environmental, health, and safety statutes and regulations or is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, where any such non-compliance or remedial action, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 6.18. OFAC. (a) The Borrower is in compliance in all material respects with the requirements of all OFAC Sanctions Programs applicable to it, (b) each Subsidiary of the Borrower is in compliance in all material respects with the requirements of all OFAC Sanctions Programs applicable to such Subsidiary, (c) the Borrower has provided to the Administrative

Agent and the Lenders all requested information regarding the Borrower and its Affiliates and Subsidiaries necessary for the Administrative Agent, and the Lenders to comply with all applicable OFAC Sanctions Programs, and (d) to the best of the Borrower’s knowledge, neither the Borrower nor any of its Affiliates or Subsidiaries is, as of the date hereof, named on the current OFAC SDN List.

Section 6.19. Other Agreements. Neither the Borrower nor any Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting such Person or any of its Property, which default if uncured could reasonably be expected to have a Material Adverse Effect.

Section 6.20. Solvency. The Borrower and its Subsidiaries are solvent, able to pay their debts as they become due, and have sufficient capital to carry on their business and all businesses in which they are about to engage.

Section 6.21. No Default or Termination Event. No Unmatured Termination Event, Termination Event, Default or Event of Default has occurred and is continuing.

Section 6.22. No Broker Fees. No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated thereby; and the Borrower hereby agrees to indemnify the Administrative Agent and the Lenders against, and agree that they will hold the Administrative Agent and the Lenders harmless from, any claim, demand, or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable attorneys’ fees) arising in connection with any such claim, demand, or liability.

Section 6.23. Pari Passu Claims. The Borrower’s Obligations rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to obligors generally.

Section 6.24. FSA ARROW Examination. None of the matters to be disclosed and required to be remediated as a result of the ARROW examination of BGC Brokers, LP, a Regulated Subsidiary doing business in the United Kingdom (“BGC UK”), conducted by the United Kingdom Financial Services Authority in 2011, together with the costs and expenses of remediating such matters and all fines and other penalties that may be imposed on BGC UK relating thereto, will, individually or in the aggregate, have a Material Adverse Effect. For the avoidance of doubt, this representation will be deemed to be “untrue in any material respect” on each date on which it is or has been made for purposes of Section 9.1(d) if such a Material Adverse Effect occurs at any time in the future prior to the Revolving Credit Termination Date, regardless of whether such a Material Adverse Effect had occurred or was in effect, or could reasonably be expected to occur, on such date.

SECTION 7. CONDITIONS PRECEDENT.

Section 7.1. All Credit Events. At the time of each Credit Event hereunder:

(a) each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct in all material respects as of said time, except to the extent the same expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date;

(b) no Unmatured Termination Event, Termination Event, Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event;

(c) the Administrative Agent shall have received the notice required by Section 1.5 hereof; and

(d) such Credit Event shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to the Administrative Agent or any Lender (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect.

Each request for a Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date on such Credit Event as to the facts specified in subsections (a) through (d), inclusive, of this Section; provided, however, that the Lenders may continue to make advances under the Revolving Credit, in the sole discretion of the Lenders with Revolving Credit Commitments, notwithstanding the failure of the Borrower to satisfy one or more of the conditions set forth above and any such advances so made shall not be deemed a waiver of any Unmatured Termination Event, Termination Event, Default or Event of Default or other condition set forth above that may then exist.

Section 7.2. Initial Credit Event. Before or concurrently with the initial Credit Event:

(a) the Administrative Agent shall have received this Agreement duly executed by the Borrower and certain of its Subsidiaries, as Guarantors, and the Lenders;

(b) if requested by any Lender, the Administrative Agent shall have received for such Lender such Lender’s duly executed Notes of the Borrower dated the date hereof and otherwise in compliance with the provisions of Section 1.9 hereof;

(c) the Administrative Agent shall have received copies of the Borrower’s and each Guarantor’s articles of incorporation and bylaws (or comparable organizational documents) and any amendments thereto, certified in each instance by its Secretary or Assistant Secretary;

(d) the Administrative Agent shall have received copies of resolutions of the Borrower’s and each Guarantor’s Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on the Borrower’s and each Guarantor’s behalf, all certified in each instance by its Secretary or Assistant Secretary;

(e) the Administrative Agent shall have received copies of the certificates of good standing for the Borrower and each Guarantor (dated no earlier than 30 days prior to the date hereof) from the office of the secretary of the state of its incorporation or organization and of each state in which it is qualified to do business as a foreign corporation or organization;

(f) the Administrative Agent shall have received a list of the Borrower’s Authorized Representatives;

(g) the Administrative Agent shall have received (i) the initial fees called for by Section 2.1 hereof, and (ii) the upfront fees payable to the Lenders and agreed to in writing by the Borrower;

(h) each of the Arrangers shall have received the fees payable to them pursuant to the Bank of America Fee Letter and the Harris Fee Letter;

(i) the Administrative Agent shall have received copies of the Borrower’s annual audited financial statements and unaudited quarterly financial statements (including in each case a balance sheet and statements of income and cash flow) for the Borrower’s fiscal years ended December 31, 2008 (other than the first fiscal quarter thereof), December 31, 2009 and December 31, 2010 and unaudited quarterly financial statements for the Borrower’s fiscal quarter ended March 31, 2011;

(j) the Administrative Agent shall have received evidence that as of December 31, 2010, the Borrower’s Tangible Equity was not less than $225,000,000 and the Excess Net Capital for all of the Borrower’s Regulated Subsidiaries was not less than $100,000,000 in the aggregate;

(k) no material adverse change in the business, condition (financial or otherwise), operations, performance, Properties or prospects of the Borrower, any of its Subsidiaries or any Guarantor from that reflected in the December 31, 2010 audited financial statements of the Borrower shall have occurred;

(l) the Administrative Agent shall have received financing statement, tax, and judgment lien search results against the Property of the Borrower and each Guarantor evidencing the absence of Liens on its Property except as permitted by Section 8.8 hereof;

(m) the Administrative Agent shall have received the favorable written opinion of counsel to the Borrower and each Guarantor, in the form attached as Exhibit H hereto;

(n) the Administrative Agent shall have received a fully executed Internal Revenue Service Form W-9 for the Borrower;

(o) the Borrower shall have paid all reasonable fees and expenses of counsel to the Administrative Agent for which an invoice has been submitted;

(p) the Administrative Agent shall have received such other agreements, instruments, documents, and certificates as the Administrative Agent may reasonably request; and

(q) the Lenders shall have received all documentation and other information required by any bank regulatory authority or other Governmental Authority under applicable “know your customer” or “anti-money laundering” laws, rules or regulations, including the Act.

SECTION 8. COVENANTS.

The Borrower agrees that, so long as any credit is available to or in use by the Borrower hereunder, except to the extent compliance in any case or cases is waived in writing pursuant to the terms of Section 13.13 hereof:

Section 8.1. Maintenance of Business. The Borrower shall, and shall cause each Subsidiary to, preserve and maintain its existence, except as otherwise provided in Section 8.10(c) hereof. The Borrower shall, and shall cause each Subsidiary to, preserve and keep in force and effect all licenses, permits, franchises, approvals, patents, trademarks, trade names, trade styles, copyrights, and other proprietary rights necessary to the proper conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect.

Section 8.2. Maintenance of Properties. The Borrower shall, and shall cause each Subsidiary to, maintain, preserve, and keep its property, plant, and equipment in good repair, working order and condition (ordinary wear and tear excepted), and shall from time to time make all needful and proper repairs, renewals, replacements, additions, and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained, except to the extent that (a) in the reasonable business judgment of such Person, any such Property is no longer necessary for the proper conduct of the business of such Person, or (b) the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 8.3. Taxes and Assessments. The Borrower shall duly pay and discharge, and shall cause each Subsidiary to duly pay and discharge, all material taxes, rates, assessments, fees, and governmental charges upon or against it or its Property, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that (a) the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor or (b) the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 8.4. Insurance. The Borrower shall insure and keep insured, and shall cause each Subsidiary to insure and keep insured, with good and responsible insurance companies, all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like Properties; and the Borrower shall insure, and shall cause each Subsidiary to insure, such other hazards and risks (including, without limitation, business interruption, employers’ and public liability risks) with good and responsible insurance companies as and to the extent usually insured by Persons similarly situated and conducting similar businesses, in each case except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. The Borrower shall, upon the request of the Administrative Agent, furnish to the Administrative Agent and the Lenders a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section with a reasonable amount of time following such request.

Section 8.5. Financial Reports. The Borrower shall, and shall cause each Subsidiary to, maintain a standard system of accounting in accordance with GAAP and shall furnish to the Administrative Agent, each Lender, and each of their duly authorized representatives such information respecting the business and financial condition of the Borrower and each Subsidiary as the Administrative Agent or such Lender may reasonably request; and without any request, shall furnish to the Administrative Agent and the Lenders the following information:

(a) as soon as available, and in any event no later than 45 days after the last day of each of the first three fiscal quarters of each fiscal year of the Borrower, a copy of the consolidated and consolidating balance sheet of the Borrower and its Material Subsidiaries as of the last day of such fiscal quarter and the consolidated and consolidating statements of income, retained earnings, and cash flows of the Borrower and its Material Subsidiaries for the fiscal quarter and for the fiscal year-to-date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by the Borrower in accordance with GAAP (subject to the absence of footnote disclosures and year-end audit adjustments) and certified to by its chief financial officer or another officer of the Borrower reasonably acceptable to the Administrative Agent;

(b) as soon as available, and in any event no later than 90 days after the last day of each fiscal year of the Borrower, a copy of the consolidated and consolidating balance sheet of the Borrower and its Material Subsidiaries as of the last day of the fiscal year then ended and the consolidated and consolidating statements of income, retained earnings, and cash flows of the Borrower and its Material Subsidiaries for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied in the case of the consolidated financial statements by an unqualified opinion of Ernst & Young, LLP or another firm of independent public accountants of recognized national standing, selected by the Borrower and reasonably satisfactory to the Administrative Agent, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of the Borrower and its Material Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

(c) promptly after receipt thereof, any additional written reports, management letters or other detailed information contained in writing concerning significant aspects of the Borrower’s or any Material Subsidiary’s operations and financial affairs that could reasonably be expected to have a Material Adverse Effect given to it by its independent public accountants;

(d) promptly after the sending or filing thereof, copies of each material financial statement, material report, material notice or material proxy statement sent by the Borrower or any Material Subsidiary to its stockholders or other equity holders, and copies of each material regular, periodic or special report, material registration statement or material prospectus (including in any event all Form 10-K, Form 10-Q and Form 8-K reports) filed by the Borrower or any Material Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency;

(e) promptly after receipt thereof, a copy of each material audit made by any regulatory agency of the books and records of the Borrower or any Regulated Subsidiary or of notice of any material noncompliance with any applicable law, regulation or guideline relating to the Borrower or any Regulated Subsidiary, or its business;

(f) notice of any Change of Control;

(g) promptly after knowledge thereof shall have come to the attention of any Responsible Officer of the Borrower, written notice of (i) any threatened or pending litigation or governmental or arbitration proceeding or labor controversy against the Borrower or any Subsidiary or any of their Property which could reasonably be expected to have a Material Adverse Effect or (ii) the occurrence of any Unmatured Termination Event, Termination Event, Default or Event of Default hereunder; and

(h) with each of the financial statements delivered pursuant to subsections (a) and (b) above, a written certificate in the form attached hereto as Exhibit E signed by a Responsible Officer of the Borrower or another officer of the Borrower reasonably acceptable to the Administrative Agent and the Required Lenders to the effect that to the best of such officer’s knowledge and belief no Unmatured Termination Event, Termination Event, Default or Event of Default has occurred during the period covered by such statements or, if any such Unmatured Termination Event, Termination Event, Default or Event of Default has occurred during such period, setting forth a description of such Unmatured Termination Event, Termination Event, Default or Event of Default and

specifying the action, if any, taken by the Borrower or any Subsidiary to remedy the same. Such certificate shall also set forth the calculations supporting such statements in respect of Section 8.22 hereof.

Section 8.6. Inspection. The Borrower shall, and shall cause each Subsidiary to, permit the Administrative Agent, each Lender, and each of their duly authorized representatives and agents to visit and inspect any of its Property, corporate books, and financial records, to examine and make copies of its books of accounts and other financial records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers, employees and independent public accountants (and by this provision the Borrower hereby authorizes such accountants to discuss with the Administrative Agent and such Lenders the finances and affairs of the Borrower and its Subsidiaries) at such reasonable times and intervals as the Administrative Agent or any such Lender may designate and, so long as no Unmatured Termination Event, Termination Event, Default or Event of Default exists, with reasonable prior notice to the Borrower; provided that so long as no Unmatured Termination Event, Termination Event, Default or Event of Default exists, then the Administrative Agent or such Lender shall not meet with such independent public accountants without the prior consent of the Borrower (not to be unreasonably withheld).

Section 8.7. Subsidiary Borrowings and Guaranties. The Borrower shall not permit any Subsidiary to issue, incur, assume, create or have outstanding any Indebtedness for Borrowed Money, or incur liabilities for interest rate, currency, or commodity cap, collar, swap, or similar hedging arrangements (collectively, “Hedging Obligations”), or be or become liable as endorser, guarantor, surety or otherwise for any debt, obligation or undertaking of any other Person, or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any other Person; provided, however, that the foregoing shall not restrict nor operate to prevent:

(a) the Obligations of the Borrower and its Subsidiaries owing to the Administrative Agent and the Lenders;

(b) indebtedness secured by Liens on fixed assets (including Capitalized Lease Obligations), provided that the aggregate principal amount of all such indebtedness, whether or not outstanding on the date hereof, shall not exceed $60,000,000 at any time;

(c) obligations arising out of Hedging Obligations entered into with financial institutions in connection with bona fide hedging activities in the ordinary course of business and not for speculative purposes;

(d) endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;

(e) intercompany advances from time to time owing by any Subsidiary to the Borrower or another Subsidiary or by the Borrower to a Subsidiary in the ordinary course of business for general corporate purposes;

(f) indebtedness under repurchase agreements and reverse repurchase agreements entered into in the ordinary course of business;

(g) indebtedness described on Schedule 8.7 that is outstanding on the date hereof and any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof or any shortening of the maturity of any principal amount thereof);

(h) indebtedness arising from stock loans and borrowings in the ordinary course of business;

(i) indebtedness or other obligations of any Person that becomes a Subsidiary of the Borrower as a result of a Permitted Acquisition, which indebtedness or obligation is existing at the time such Person becomes a Subsidiary of the Borrower (other than indebtedness or obligations incurred solely in contemplation of such Person’s becoming a Subsidiary of the Borrower) and any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof or any shortening of the maturity of any principal amount thereof); and

(j) short-term borrowings by Regulated Subsidiaries to finance the settlement of purchases of securities for customers prior to receipt of payment from such customers and all other secured financings incurred by Regulated Subsidiaries in the ordinary course of business.

Section 8.8. Liens. The Borrower shall not, nor shall it permit any Subsidiary to, create, incur or permit to exist any Lien of any kind on any Property owned by any such Person; provided, however, that the foregoing shall not apply to nor operate to prevent:

(a) (i) Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges (other than Liens arising under ERISA), (ii) cash deposits or Liens in connection with tenders, contracts, leases, surety and appeal bonds, performance and return of money bonds and agreements with utilities, and other Liens incidental to the conduct of business or the maintenance of property (including in each case deposits and/or Liens securing letters of credit issued in lieu of any such cash deposits), which the Borrower or any Subsidiary is a party, other than Liens arising under ERISA to the extent not otherwise permitted by Section 8.13, or (iii) other cash deposits required to be made in the ordinary course of business, including those made to secure health, safety and environmental obligations in the ordinary course of business; provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;

(b) mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;

(c) judgment liens and judicial attachment liens not constituting an Event of Default under Section 9.1(g) hereof and the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding, provided that the aggregate amount of such judgment liens and attachments and liabilities of the Borrower and its Subsidiaries secured by a pledge of assets permitted under this subsection, including interest and penalties thereon, if any, shall not be in excess of $25,000,000 at any one time outstanding;

(d) Liens on fixed assets of the Borrower or any Subsidiary created solely for the purpose of securing indebtedness permitted by Section 8.7(b) hereof;

(e) any interest or title of a lessor under any operating lease;

(f) easements, rights-of-way, restrictions, and other similar encumbrances against real property incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any Subsidiary;

(g) pledges of securities or commodity positions and exchange memberships in the ordinary course of business;

(h) deposits or securities with commodity or securities exchanges or clearing organizations, or with other exchanges or markets, in each case in the ordinary course of business;

(i) Liens arising in connection with repurchase agreements, reverse repurchase agreements, swaps, securities lending transactions, securities borrowing transactions, and other securities or financial products transactions in the ordinary course of business, but excluding Liens securing credit facilities and any debt securities issued by the Borrower or its Subsidiaries;

(j) Liens described on Schedule 8.8 and any extensions, renewals or replacements thereof, in each case in whole or in part;

(k) Liens on deposits and securities held by banks, brokers or other financial institutions in the ordinary course of business;

(l) Liens existing on property or assets of a Person at the time such Person is consolidated with or merged into the Borrower or any Subsidiary or assumed by the Borrower or any Subsidiary in connection with an acquisition (to the extent such consolidation, merger or acquisition is permitted hereunder), and any extensions, renewals or replacements thereof, in each case in whole or in part;

(m) Liens in favor of customers of Regulated Subsidiaries arising in the ordinary course of business and Liens securing indebtedness of Regulated Subsidiaries in respect of customer funds in the ordinary course of business; and

(n) Liens created by Regulated Subsidiaries securing indebtedness permitted by Section 8.7(j) hereof in the ordinary course of business.

Section 8.9. Investments, Acquisitions, Loans and Advances. The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances to (other than for travel advances and other similar cash advances made to employees in the ordinary course of business), any other Person, or acquire all or any substantial part of the assets or business of any other Person or division thereof; provided, however, that the foregoing shall not apply to nor operate to prevent:

(a) investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of issuance thereof;

(b) investments in commercial paper rated at least P-1 by Moody’s and at least A-1 by S&P maturing within one year of the date of issuance thereof;

(c) investments in certificates of deposit issued by any Lender or by any United States commercial bank having capital and surplus of not less than $100,000,000 which have a maturity of one year or less;

(d) investments in repurchase obligations with a term of not more than 7 days for underlying securities of the types described in subsection (a) above entered into with any bank meeting the qualifications specified in subsection (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System;

(e) investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding subsections (a), (b), (c), and (d) above;

(f) the Borrower’s investments from time to time in its Subsidiaries, and investments made from time to time by a Subsidiary in one or more of its Subsidiaries;

(g) intercompany advances made from time to time by the Borrower or a Subsidiary to another Subsidiary or by a Subsidiary to the Borrower in the ordinary course of business for general corporate purposes;

(h) Permitted Acquisitions;

(i) investments made by Regulated Subsidiaries in the ordinary course of business;

(j) trading of loans, commodities, forwards, futures, derivatives and other financial assets in the ordinary course of business;

(k) forgivable loans made by the Borrower and its Subsidiaries to their employees as part of employee compensation programs of the Borrower or its Subsidiaries;

(l) investments in existence on the date hereof as listed on Schedule 8.9; and

(m) other investments, loans, and advances in addition to those otherwise permitted by this Section in an amount not to exceed $25,000,000 in the aggregate at any one time outstanding.

In determining the amount of investments, Acquisitions, loans, and advances permitted under this Section, investments and Acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), and loans and advances shall be taken at the principal amount thereof then remaining unpaid.

Section 8.10. Mergers, Consolidations and Sales. The Borrower shall not, nor shall it permit any Subsidiary to, be a party to any merger or consolidation, or sell, transfer, lease or otherwise dispose of all or any part of its Property, including any disposition of Property as part of a sale and leaseback transaction, or in any event sell or discount (with or without recourse) any of its notes or accounts receivable; provided, however, that this Section shall not apply to nor operate to prevent:

(a) the sale or lease of inventory in the ordinary course of business;

(b) the sale, transfer, lease or other disposition of Property of the Borrower and its Subsidiaries to one another in the ordinary course of its business;

(c) (i) the merger of any Subsidiary with and into the Borrower or any other Subsidiary, provided that, in the case of any merger involving the Borrower, the Borrower is the corporation surviving the merger and (ii) the liquidation or dissolution of any Subsidiary (other than a Material Subsidiary); provided that, any disposition of assets by any such Subsidiary shall be to the Borrower or another Subsidiary;

(d) the sale of delinquent notes or accounts receivable in the ordinary course of business for purposes of collection only (and not for the purpose of any bulk sale or securitization transaction);

(e) the sale, transfer or other disposition of any tangible personal property that, in the reasonable business judgment of the Borrower or its Subsidiary, has become obsolete or worn out, and which is disposed of in the ordinary course of business;

(f) the sale or lease of financial assets (including without limitation securities, loans, derivatives and other financial instruments) by Regulated Subsidiaries in the ordinary course of business;

(g) the sale, transfer, lease or other disposition of Property of the Borrower or any Subsidiary (including any disposition of Property as part of a sale and leaseback transaction) aggregating for the Borrower and its Subsidiaries not more than $25,000,000 during any fiscal year of the Borrower;

(h) the merger of the Borrower with any other Person as part of a Permitted Acquisition, provided that the Borrower is the entity surviving the merger;

(i) the sale, transfer, lease or other disposition in the ordinary course of business of Property as a dealer, broker, intermediary or marketplace operator; and

(j) sales of fixed assets in connection with indebtedness permitted by Section 8.7(b) that consists of a sale and leaseback transaction.

Section 8.11. Maintenance of Subsidiaries. The Borrower shall not assign, sell or transfer, nor shall it permit any Subsidiary to issue, assign, sell or transfer, any shares of capital stock or other equity interests of a Subsidiary; provided, however, that the foregoing shall not operate to prevent (a) the issuance, sale, and transfer to any person of any shares of capital stock of a Subsidiary solely for the purpose of qualifying, and to the extent legally necessary to qualify, such person as a director of such Subsidiary, (b) any transaction permitted by Section 8.10(c) above, (c) the issuance and sale by BGC Holdings of equity interests in BGC Holdings in connection with employee compensation and acquisition programs of the Borrower or its Subsidiaries and (d) the assignment, sale or transfer of capital stock or other equity interests of a Subsidiary which is not a Material Subsidiary subject to Section 8.10(g).

Section 8.12. Dividends and Certain Other Restricted Payments. The Borrower shall not, nor shall it permit any Subsidiary to, (a) declare or pay any dividends on or make any other distributions in respect of any class or series of its capital stock or other equity interests (other than dividends or distributions payable solely in its capital stock or other equity interests), or (b) directly or indirectly purchase, redeem, or otherwise acquire or retire any of its capital stock or other equity interests or any warrants, options, or similar instruments to acquire the same, (collectively referred to herein as “Restricted Payments”); provided, however, that the foregoing shall not operate to prevent:

(i) the making of dividends or distributions by any Subsidiary to the Borrower or another Subsidiary;

(ii) the payment of dividends and other distributions by the Borrower and BGC Holdings so long as (A) no Unmatured Termination Event, Termination Event, Default or Event of Default shall exist before or after giving effect to such payment, and (B) if at any time during a fiscal quarter the aggregate amount of Restricted Payments (net of all cash proceeds of new equity issuances received during the same period) made pursuant to this clause (ii) exceeds $25,000,000, the Borrower shall have delivered to the Administrative Agent covenant compliance calculations reasonably satisfactory to the Administrative Agent demonstrating compliance with the financial covenants contained in Section 8.22 hereof on a pro forma basis after giving effect to such payment, and (C) the Borrower shall have Excess Availability of not less than $25,000,000 after giving effect to such payment; and

(iii) repurchases, redemptions, exchanges and other payments in respect thereof of stock and partnership interests by the Borrower and its Subsidiaries related to employee compensation and charitable contributions and stock and partnership interests issued in connection with Permitted Acquisitions so long as (A) no Unmatured Termination Event, Termination Event, Default or Event of Default shall exist before or after giving effect to such payment, and (B) if at any time during a fiscal quarter the aggregate amount of Restricted Payments (net of all cash proceeds of new equity issuances received during the same period) made pursuant to this clause (iii) exceeds $25,000,000, the Borrower shall have delivered to the Administrative Agent covenant compliance calculations reasonably satisfactory to the Administrative Agent demonstrating compliance with the financial covenants contained in Section 8.22 hereof on a pro forma basis after giving effect to such payment, and (C) the Borrower shall have Excess Availability of not less than $25,000,000 after giving effect to such payment.

Section 8.13. ERISA. The Borrower shall, and shall cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to result in the imposition of a Lien against any of its Property. The Borrower shall, and shall cause each Subsidiary to, promptly notify the Administrative Agent and each Lender of each of the following to the extent that the circumstances set forth in (a), (b), (c), or (d) would reasonably be expected to result in a Material Adverse Effect: (a) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan (other than a Multiemployer Plan) or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any Plan, and (d) the occurrence of any event with respect to any Plan which would result in the incurrence by the Borrower or any Subsidiary of any material liability, fine or penalty, or any material increase in the liability of the Borrower or any Subsidiary with respect to any post-retirement Welfare Plan benefit.

Section 8.14. Compliance with Laws. The Borrower shall, and shall cause each Subsidiary to, comply in all respects with the requirements of all federal, state, local and foreign laws, rules, regulations, ordinances and orders applicable to or pertaining to its Property or business operations, where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property securing obligations in an aggregate amount in excess of $10,000,000.

Section 8.15. Compliance with OFAC Sanctions Programs. (a) The Borrower shall at all times comply in all material respects with the requirements of all OFAC Sanctions Programs applicable to the Borrower and shall cause each of its Subsidiaries to comply in all material respects with the requirements of all OFAC Sanctions Programs applicable to such Subsidiary.

(b) The Borrower shall provide (following request being made therefore) the Administrative Agent and the Lenders any information regarding the Borrower, its Affiliates, and its Subsidiaries necessary for the Administrative Agent and the Lenders to comply with all applicable OFAC Sanctions Programs; subject however, in the case of Affiliates, to the Borrower’s ability to provide information applicable to them.

(c) If the Borrower obtains actual knowledge or receives any written notice that the Borrower, any Affiliate or any Subsidiary is named on the then current OFAC SDN List (such occurrence, an “OFAC Event”), the Borrower shall promptly (i) give written notice to the Administrative Agent and the Lenders of such OFAC Event, and (ii) comply with all applicable laws with respect to such OFAC Event (regardless of whether the party included on the OFAC SDN List is located within the jurisdiction of the United States of America), including the OFAC Sanctions Programs, and the Borrower hereby authorizes and consents to the Administrative Agent and the Lenders taking any and all steps the Administrative Agent or the Lenders deem necessary, in their sole but reasonable discretion, to avoid violation of all applicable laws with respect to any such OFAC Event, including the requirements of the OFAC Sanctions Programs (including the freezing and/or blocking of assets and reporting such action to OFAC).

Section 8.16. Burdensome Contracts With Affiliates. The Borrower shall not, nor shall it permit any Subsidiary to, enter into any transaction with any of its Affiliates on terms and conditions that are less favorable to the Borrower or such Subsidiary than it could obtain in similar transaction between Persons not affiliated with each other, except (a) transactions approved by the Borrower’s audit committee, (b) transactions with Subsidiaries that are consolidated with the Borrower under GAAP, and (c) transactions that individually do not exceed $100,000.

Section 8.17. No Changes in Fiscal Year. The fiscal year of the Borrower and its Subsidiaries ends on December 31 of each year; and the Borrower shall not, nor shall it permit any Subsidiary to, change its fiscal year from its present basis.

Section 8.18. Formation of Subsidiaries. Promptly upon the formation or acquisition of any Domestic Non-Regulated Subsidiary which is a Material Subsidiary, the Borrower shall provide the Administrative Agent and the Lenders notice thereof and timely comply with the requirements of Section 4 hereof (at which time Schedule 6.2 shall be deemed amended to include reference to such Subsidiary).

Section 8.19. Change in the Nature of Business. The Borrower shall not, nor shall it permit any Subsidiary to, engage in any business or activity that is not an Eligible Line of Business.

Section 8.20. Use of Proceeds. The Borrower shall use the credit extended under this Agreement solely for the purposes set forth in, or otherwise permitted by, Section 6.4 hereof.

Section 8.21. No Restrictions. Except as provided herein, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of the Borrower or any Subsidiary to: (a) pay dividends or make any other distribution on any Subsidiary’s capital stock or other equity interests owned by the Borrower or any other Subsidiary, (b) pay any indebtedness owed to the Borrower or any other Subsidiary, (c) make loans or advances to the Borrower or any other Subsidiary, (d) transfer any of its Property to the Borrower or any other Subsidiary, or (e) guarantee the Obligations and/or grant Liens on its assets to the Administrative Agent for the benefit of the Lenders, except in each case for such encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect on the date hereof and listed on Schedule 8.21;

(2) this Agreement and the other Loan Documents;

(3) any Legal Requirement;

(4) any agreement or other instrument of a Person acquired by the Borrower or any Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(5) agreements relating to any Lien otherwise permitted to be incurred pursuant to Section 8.8 that limit the right of the debtor to dispose of the assets subject to such Lien;

(6) customary provisions in joint venture agreements and other similar agreements;

(7) customary provisions restricting assignment contained in leases, subleases, licenses and other agreements; and

(8) customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted hereby pending the consummation of such sale, transfer, lease or other disposition.

Section 8.22. Financial Covenants. (a) Minimum Interest Coverage Ratio. The Borrower shall not permit its Interest Coverage Ratio to be less than 6.0 to 1 at any time.

(b) Minimum Equity. The Borrower shall at all times maintain Equity in an amount not less than $300,000,000.

(c) Minimum Tangible Equity. The Borrower shall at all times maintain Tangible Equity in an amount not less than $200,000,000.

(d) Maximum Total Assets to Equity Ratio. The Borrower shall not permit its Total Assets to Equity Ratio to be greater than 7.0 to 1 at any time.

(e) Maximum Total Funded Debt to Equity Ratio. The Borrower shall not permit its Total Funded Debt to Equity Ratio to be greater than 1.50 to 1 at any time.

(f) Minimum Aggregate Excess Net Capital. The Borrower shall at all times cause its Regulated Subsidiaries to maintain Excess Net Capital in an aggregate amount not less than $75,000,000 for all such Regulated Subsidiaries.

SECTION 9. EVENTS OF DEFAULT AND REMEDIES.

Section 9.1. Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder:

(a) default in the payment when due of all or any part of the principal of any Loan (whether at the stated maturity thereof or at any other time provided for in this Agreement), or default for a period of three (3) Business Days in the payment when due of any interest, fee or other Obligation payable hereunder or under any other Loan Document;

(b) default in the observance or performance of any covenant set forth in Sections 8.1, 8.7, 8.8, 8.9, 8.10, 8.11, 8.12, 8.15, 8.20, 8.21 or 8.22 (other than Section 8.22(c)) hereof;

(c) default in the observance or performance of any other provision hereof (other than Section 8.22(c) hereof) or of any other Loan Document which is not remedied within 30 days (or five (5) Business Days in the case of Section 8.5) hereof) after the earlier of (i) the date on which such failure shall first become known to a Responsible Officer of the Borrower or (ii) written notice thereof is given to a Responsible Officer of the Borrower by the Administrative Agent;

(d) any representation or warranty made herein or in any other Loan Document or in any certificate furnished to the Administrative Agent or the Lenders pursuant hereto or thereto or in connection with any transaction contemplated hereby or thereby proves untrue in any material respect as of the date of the issuance or making or deemed making thereof;

(e) any Loan Document shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or any Subsidiary takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder;

(f) default shall occur under any Indebtedness for Borrowed Money issued, assumed or guaranteed by the Borrower or any Subsidiary aggregating in excess of $25,000,000, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness for Borrowed Money (whether or not such maturity is in fact accelerated), or any such Indebtedness for Borrowed Money shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise);

(g) any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against the Borrower or any Subsidiary, or against any of its Property, in an aggregate amount in excess of $25,000,000 (except to the extent (i) of the amount of insurance proceeds paid to or on behalf of the Credit Parties or (ii) fully covered by insurance pursuant to which the insurer has accepted liability therefor in writing), and which remains undischarged, unvacated, unbonded or unstayed for a period of 45 days;

(h) (i) the Borrower or any Subsidiary, or any member of its Controlled Group, shall fail to pay when due an amount or amounts aggregating in excess of $25,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or (ii) notice of intent to terminate a Plan or Plans (in either case other than a Multiemployer Plan) having aggregate Unfunded Vested Liabilities in excess of $25,000,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by the Borrower or any Subsidiary, or any member of its Controlled Group, any plan administrator or any combination of the foregoing; or (iii) the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan; or (iv) a proceeding shall be instituted by a fiduciary of any Material Plan against the Borrower or any Subsidiary, or any member of its Controlled Group, to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 60 days thereafter; or (v) a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;

(i) any Change of Control shall occur;

(j) the Borrower or any Material Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any corporate action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 9.1(k) hereof; or

(k) a custodian, receiver, trustee, liquidator or similar official shall be appointed for the Borrower or any Material Subsidiary, or any substantial part of any of its Property, or a proceeding described in Section 9.1(j)(v) shall be instituted against the Borrower or any Material Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days.

Section 9.2. Non-Bankruptcy Defaults. When any Event of Default (other than those described in subsection (j) or (k) of Section 9.1 hereof with respect to the Borrower) has occurred and is continuing, the Administrative Agent shall, by written notice to the Borrower: (a) if so directed by the Required Lenders, terminate the remaining Revolving Credit Commitments and all other obligations of the Lenders hereunder on the date stated in such notice (which may be the date thereof); and (b) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind. The Administrative Agent, after giving notice to the Borrower pursuant to Section 9.1(c) or this Section 9.2, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.

Section 9.3. Bankruptcy Defaults. When any Event of Default described in subsections (j) or (k) of Section 9.1 hereof with respect to the Borrower has occurred and is continuing, then all outstanding Loans shall immediately become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind, the obligation of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate.

Section 9.4. Notice of Default. The Administrative Agent shall give notice to the Borrower under Section 9.1(c) hereof promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

SECTION 10. CHANGE IN CIRCUMSTANCES.

Section 10.1. Change of Law. Notwithstanding any other provisions of this Agreement or any other Loan Document, if at any time any change in applicable law or regulation or in the interpretation thereof makes it unlawful for any Lender to make or continue to maintain any Eurodollar Loans or to perform its obligations as contemplated hereby, such Lender shall promptly give notice thereof to the Borrower and such Lender’s obligations to make or maintain Eurodollar Loans under this Agreement shall be suspended until it is no longer unlawful for such Lender to make or maintain Eurodollar Loans. The Borrower shall prepay on demand the outstanding principal amount of any such affected Eurodollar Loans, together with all interest accrued thereon and all other amounts then due and payable to such Lender under this Agreement; provided, however, subject to all of the terms and conditions of this Agreement, the Borrower may then elect to borrow the principal amount of the affected Eurodollar Loans from such Lender by means of Base Rate Loans from such Lender, which Base Rate Loans shall not be made ratably by the Lenders but only from such affected Lender.

Section 10.2. Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR. If on or prior to the first day of any Interest Period for any Borrowing of Eurodollar Loans:

(a) the Administrative Agent determines that deposits in U.S. Dollars (in the applicable amounts) are not being offered to it in the interbank eurodollar market for such Interest Period, or that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable LIBOR, or

(b) the Required Lenders advise the Administrative Agent that (i) LIBOR as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Eurodollar Loans for such Interest Period or (ii) that the making or funding of Eurodollar Loans become impracticable, then the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to make Eurodollar Loans shall be suspended.

Section 10.3. Increased Cost and Reduced Return. (a) If, on or after the date hereof, the adoption of any applicable law, rule or regulation (and, for purposes of this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all regulations, guidelines or directives in connection therewith shall be deemed to have been adopted and goes into effect after the date of this Agreement), or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i) shall subject any Lender (or its Lending Office) to any tax, duty or other charge with respect to its Eurodollar Loans, its Notes, or its obligation to make Eurodollar Loans, or shall change the basis of taxation of payments to any Lender (or its Lending Office) of the principal of or interest on its Eurodollar Loans or any other amounts due under this Agreement or any other Loan Document in respect of its Eurodollar Loans or its obligation to make Eurodollar Loans (except for (A) changes in the rate of tax on the overall net income of such Lender or its Lending Office imposed by the jurisdiction in which such Lender’s principal executive office or Lending Office is located, (B) taxes imposed on the net income of such Lender in the jurisdiction under the laws of which such Lender is organized or resident for Tax purposes or in which its principal office is located or its Lending Office is located, and (C) tax that is attributable to a tax deduction required by law to be made by the relevant Borrower or Guarantor to the extent that either (i) the Lender receives an additional payment in respect of that tax deduction under Section 13.1 or (ii) the Lender would have been entitled to receive such additional amount but for the operation of Section 13.1(b); or

(ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Eurodollar Loans any such requirement included in an applicable Eurodollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Lending Office) or shall impose on any Lender (or its Lending Office) or on the interbank market any other condition affecting its Eurodollar Loans, its Notes or its obligation to make Eurodollar Loans;

and the result of any of the foregoing is to increase the cost to such Lender (or its Lending Office) of making or maintaining any Eurodollar Loan, or to reduce the amount of any sum received or receivable by such Lender (or its Lending Office) under this Agreement or under any other Loan Document with respect thereto, by an amount deemed by such Lender to be material, then, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall be obligated to pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

(b) If, after the date hereof, any Lender or the Administrative Agent shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has had the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender, as applicable, such additional amount or amounts as will compensate such Lender for such reduction.

(c) A certificate of a Lender claiming compensation under this Section 10.3 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive if reasonably determined. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

Section 10.4. Lending Offices. Each Lender may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof (each a “Lending Office”) for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Borrower and the Administrative Agent. To the extent reasonably possible, a Lender shall designate an alternative branch or funding office with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Section 10.3 hereof or to avoid the unavailability of Eurodollar Loans under Section 10.2 hereof, so long as such designation is not otherwise disadvantageous to the Lender.

Section 10.5. Discretion of Lender as to Manner of Funding. Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder with respect to Eurodollar Loans shall be made as if each Lender had actually funded and maintained each Eurodollar Loan through the purchase of deposits in the interbank eurodollar market having a maturity corresponding to such Loan’s Interest Period, and bearing an interest rate equal to LIBOR for such Interest Period.

SECTION 11. THE ADMINISTRATIVE AGENT.

Section 11.1. Appointment and Authorization of Administrative Agent. Each Lender hereby appoints Bank of Montreal as the Administrative Agent under the Loan Documents and hereby authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto. The Lenders expressly agree that the Administrative Agent is not acting as a fiduciary of the Lenders in respect of the Loan Documents, the Borrower or otherwise, and nothing herein or in any of the other Loan Documents shall result in any duties or obligations on the Administrative Agent or any of the Lenders except as expressly set forth herein.

Section 11.2. Administrative Agent and its Affiliates. The Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise or refrain from exercising such rights and power as though it were not the Administrative Agent, and the Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as if it were not the Administrative Agent under the Loan Documents. The term “Lender” as used herein and in all other Loan Documents, unless the context otherwise clearly requires, includes the Administrative Agent in its individual capacity as a Lender (if applicable).

Section 11.3. Action by Administrative Agent. If the Administrative Agent receives from the Borrower a written notice of an Unmatured Termination Event, a Termination Event, a Default or an Event of Default pursuant to Section 8.5 hereof, the Administrative Agent shall promptly give each of the Lenders written notice thereof. The obligations of the Administrative Agent under the Loan Documents are only those expressly set forth therein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action hereunder with respect to any Unmatured Termination Event, Termination Event, Default or Event of Default, except as expressly provided in Sections 1.11(b) and 9.2. Unless and until the Required Lenders give such direction, the Administrative Agent may (but shall not be obligated to) take or refrain from taking such actions as it deems appropriate and in the best interest of all the Lenders. In no event, however, shall the Administrative Agent be required to take any action in violation of applicable law or of any provision of any Loan Document, and the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall be entitled to assume that no Unmatured Termination Event, Termination Event, Default or Event of Default exists unless notified in writing to the contrary by a Lender or the Borrower. In all cases in which the Loan Documents do not require the Administrative Agent to take specific action, the Administrative Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder. Any instructions of the Required Lenders, or of any other group of Lenders called for under the specific provisions of the Loan Documents, shall be binding upon all the Lenders and the holders of the Obligations.

Section 11.4. Consultation with Experts. The Administrative Agent may consult with legal counsel, independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 11.5. Liability of Administrative Agent; Credit Decision. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection with the Loan Documents: (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify: (i) any statement, warranty or representation made in connection with this Agreement, any other Loan Document or any Credit Event; (ii) the performance or observance of any of the covenants or agreements of the Borrower or any Subsidiary contained herein or in any other Loan Document; (iii) the satisfaction of any condition specified in Section 7 hereof, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectibility hereof or of any other Loan Document or of any other documents or writing furnished in connection with any Loan Document; and the Administrative Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence. The Administrative Agent may execute any of its duties under any of the Loan Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, the Borrower, or any other Person for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties. In particular and without limiting any of the foregoing, the Administrative Agent shall have no responsibility for confirming the accuracy of any compliance certificate or other document or instrument received by it under the Loan Documents. The Administrative Agent may treat the payee of any Obligation as the holder thereof until written notice of transfer shall have been filed with the Administrative Agent signed by such payee in form satisfactory to the Administrative Agent. Each Lender acknowledges that it has independently and without reliance on the Administrative Agent or any other Lender, and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to the Borrower in the manner set forth in the Loan Documents. It shall be the responsibility of each Lender to keep itself informed as to the creditworthiness of the Borrower and its Subsidiaries, and the Administrative Agent shall have no liability to any Lender with respect thereto.

Section 11.6. Indemnity. The Lenders shall severally and ratably, in accordance with their respective Revolver Percentages, indemnify and hold the Administrative Agent, and its directors, officers, employees, agents, and representatives harmless from and against any liabilities, losses, costs or expenses suffered or incurred by it under any Loan Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Borrower and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified. The obligations of the Lenders under this Section shall survive termination of this Agreement. The Administrative Agent shall be entitled to offset amounts received for the account of a Lender under this Agreement against unpaid amounts due from such Lender to the Administrative Agent (whether as indemnities or otherwise, and with any amounts offset for the benefit of the Administrative Agent to be held by it for its own account), but shall not be entitled to offset against amounts owed to the Administrative Agent by any Lender arising outside of this Agreement and the other Loan Documents.

Section 11.7. Resignation of Administrative Agent and Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation of the Administrative Agent, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which may be any Lender hereunder or any commercial bank, or an Affiliate of a commercial bank, having an office in the United States of America and having a combined capital and surplus of at least $200,000,000. Upon the acceptance of its appointment as the Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent under the Loan Documents, and the retiring Administrative Agent shall be discharged from its duties and obligations thereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 11 and all protective provisions of the other Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent, but no successor Administrative Agent shall in any event be liable or responsible for any actions of its predecessor. If the Administrative Agent resigns and no successor is appointed, the rights and obligations of such Administrative Agent shall be automatically assumed by the Required Lenders and the Borrower shall be directed to make all payments due each Lender hereunder directly to such Lender.

Section 11.8. Designation of Additional Agents. The Administrative Agent shall have the continuing right, for purposes hereof, at any time and from time to time to designate one or more of the Lenders (and/or its or their Affiliates) as “syndication agents,” “documentation agents,” “book runners,” “lead arrangers,” “arrangers,” or other designations for purposes hereto, but such designation shall have no substantive effect, and such Lenders and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof.

SECTION 12. THE GUARANTEES.

Section 12.1. The Guarantees. To induce the Lenders to provide the credits described herein and in consideration of benefits expected to accrue to the Borrower by reason of the Revolving Credit Commitments and for other good and valuable consideration, receipt of which is hereby acknowledged, each Subsidiary party hereto (including any Material Subsidiary executing an Additional Guarantor Supplement in the form attached hereto as Exhibit F or such other form acceptable to the Administrative Agent) hereby unconditionally and irrevocably guarantees jointly and severally to the Administrative Agent and the Lenders the due and punctual payment (and not merely the collectability) of all present and future Obligations, including, but not limited to, the due and punctual payment of principal of and interest on the Loans and the due and punctual payment of all other Obligations now or hereafter owed by the Borrower under the Loan Documents, in each case as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, according to the terms hereof and thereof (including all interest, costs, fees, and charges after the entry of an order for relief against the Borrower or such other obligor in a case under the United States Bankruptcy Code or any similar proceeding, whether or not such interest, costs, fees and charges would be an allowed claim against the Borrower or any such obligor in any such proceeding). In case of failure by the Borrower or other obligor punctually to pay any Obligations guaranteed hereby, each Guarantor hereby unconditionally agrees to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, and as if such payment were made by the Borrower or such obligor.

Section 12.2. Guarantee Unconditional. The obligations of each Guarantor under this Section 12 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged, or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver, or release in respect of any obligation of the Borrower or other obligor or of any other guarantor under this Agreement or any other Loan Document or by operation of law or otherwise;

(b) any modification or amendment of or supplement to this Agreement or any other Loan Document;

(c) any change in the corporate existence, structure, or ownership of, or any insolvency, bankruptcy, reorganization, or other similar proceeding affecting, the Borrower or other obligor, any other guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of the Borrower or other obligor or of any other guarantor contained in any Loan Document;

(d) the existence of any claim, set-off, or other rights which the Borrower or other obligor or any other guarantor may have at any time against the Administrative Agent, any Lender or any other Person, whether or not arising in connection herewith;

(e) any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against the Borrower or other obligor, any other guarantor, or any other Person or Property;

(f) any application of any sums by whomsoever paid or howsoever realized to any obligation of the Borrower or other obligor, regardless of what obligations of the Borrower or other obligor remain unpaid;

(g) any invalidity or unenforceability relating to or against the Borrower or other obligor or any other guarantor for any reason of this Agreement or of any other Loan Document or any provision of applicable law or regulation purporting to prohibit the payment by the Borrower or other obligor or any other guarantor of the principal of or interest on any Loan or any other amount payable under the Loan Documents; or

(h) any other act or omission to act or delay of any kind by the Administrative Agent, any Lender, or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of any Guarantor under this Section 12.

Section 12.3. Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances. Each Guarantor’s obligations under this Section 12 shall remain in full force and effect until the Revolving Credit Commitments are terminated and the principal of and interest on the Loans and all other Obligations shall have been indefeasibly paid in full. If at any time any payment of the principal of or interest on any Loan or any other amount payable by the Borrower or other obligor or any Guarantor under the Loan Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or other obligor or of any guarantor, or otherwise, each Guarantor’s obligations under this Section 12 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

Section 12.4. Subrogation. Each Guarantor agrees it will not exercise any rights which it may acquire by way of subrogation by any payment made hereunder, or otherwise, until all the Obligations shall have been paid in full subsequent to the termination of all the Revolving Credit

Commitments. If any amount shall be paid to a Guarantor on account of such subrogation rights at any time prior to the later of (x) the indefeasible payment in full of the Obligations and all other amounts payable by the Borrower hereunder and the other Loan Documents and (y) the termination of the Revolving Credit Commitments, such amount shall be held in trust for the benefit of the Administrative Agent and the Lenders, and shall forthwith be paid to the Administrative Agent for the benefit of the Lenders or be credited and applied upon the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement.

Section 12.5. Waivers. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest, and any notice not provided for herein, as well as any requirement that at any time any action be taken by the Administrative Agent, any Lender, or any other Person against the Borrower or other obligor, another guarantor, or any other Person.

Section 12.6. Limit on Recovery. Notwithstanding any other provision hereof, the right of recovery against each Guarantor under this Section 12 shall not exceed $1.00 less than the lowest amount which would render such Guarantor’s obligations under this Section 12 void or voidable under applicable law, including, without limitation, fraudulent conveyance law.

Section 12.7. Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrower or other obligor under this Agreement or any other Loan Document is stayed upon the insolvency, bankruptcy or reorganization of the Borrower or such obligor, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Loan Documents shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Administrative Agent made at the request of the Required Lenders.

Section 12.8. Benefit to Guarantors. The Borrower and the Guarantors are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of the Borrower has a direct impact on the success of each Guarantor. Each Guarantor will derive substantial direct and indirect benefit from the extensions of credit hereunder.

Section 12.9. Guarantor Covenants. Each Guarantor shall take such action as the Borrower is required by this Agreement to cause such Guarantor to take, and shall refrain from taking such action as the Borrower is required by this Agreement to prohibit such Guarantor from taking.

SECTION 13. MISCELLANEOUS.

Section 13.1. Withholding Taxes. (a) Payments Free of Withholding. Except as otherwise required by law and subject to Section 13.1(b) hereof, each payment by the Borrower and the Guarantors under this Agreement or the other Loan Documents shall be made without withholding for or on account of any present or future taxes (other than Excluded Taxes) imposed by or within the jurisdiction in which the Borrower or such Guarantor is domiciled, any jurisdiction from which the Borrower or such Guarantor makes any payment, or (in each case) any political subdivision or taxing authority thereof or therein. If any such withholding is so required, the Borrower or such Guarantor shall notify the relevant Lender, and the Administrative Agent of such withholding obligation, and any Lender, and the Administrative

Agent that becomes aware of any such withholding obligations shall promptly notify the Borrower or Guarantor, and the Borrower or Guarantor shall make the withholding, pay the amount withheld to the appropriate governmental authority before penalties attach thereto or interest accrues thereon, and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by each Lender, and the Administrative Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount which that Lender, or the Administrative Agent (as the case may be) would have received had such withholding not been made. If the Administrative Agent, or any Lender pays any amount in respect of any such taxes, penalties or interest, the Borrower or such Guarantor shall reimburse the Administrative Agent, or such Lender for that payment on demand in the currency in which such payment was made. If the Borrower or such Guarantor pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof (or other evidence of such payment reasonably satisfactory to the Administrative Agent) to the Lender or Administrative Agent on whose account such withholding was made (with a copy to the Administrative Agent if not the recipient of the original) on or before the thirtieth day after payment.

(b) U.S. Withholding Tax Exemptions. Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent on or before the date the initial Credit Event is made hereunder or, if later, the date such financial institution becomes a Lender hereunder, two duly completed and signed copies of (i) either Form W-8 BEN (relating to such Lender and entitling it to a complete exemption from withholding under the Code on all amounts to be received by such Lender, including fees, pursuant to the Loan Documents and the Obligations) or Form W-8 ECI (relating to all amounts to be received by such Lender, including fees, pursuant to the Loan Documents and the Obligations) of the United States Internal Revenue Service or (ii) solely if such Lender is claiming exemption from United States withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a Form W-8 BEN (relating to such Lender and entitling it to a complete exemption from withholding under the Code on all other amounts, to be received by such Lender, including fees classified as U.S. source income, pursuant to the Loan Documents and the Obligations), or any successor form prescribed by the Internal Revenue Service, and a certificate representing that such Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code). Thereafter and from time to time, each Lender shall submit to the Borrower and the Administrative Agent such additional duly completed and signed copies of one or the other of such Forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) and such other certificates as may be (i) requested by the Borrower in a written notice, directly or through the Administrative Agent, to such Lender and (ii) required under then-current United States law or regulations to avoid or reduce United States withholding taxes on payments in respect of all amounts to be received by such Lender, including fees, pursuant to the Loan Documents or the Obligations. Upon the request of the Borrower or the Administrative Agent and each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent a certificate to the effect that it is such a United States person.

(c) Inability of Lender to Submit Forms. If any Lender determines, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof, that it is unable to submit to the Borrower or the Administrative Agent any form or certificate that such Lender is obligated to submit pursuant to subsection (b) of this Section 13.1 or that such Lender is required to withdraw or cancel any such form or certificate previously submitted or any such form or certificate otherwise becomes ineffective or inaccurate, such Lender shall promptly notify the Borrower and Administrative Agent of such fact and the Lender shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable.

(d) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section 13.1, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 13.1 with respect to the Taxes giving rise to such refund), net of all out of pocket expenses (including but not limited to taxes paid on the additional amounts or indemnifications paid by the Borrower) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant governmental authority with respect to such refund); provided, that such Borrower upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such governmental authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Borrower or any other Person.

Section 13.2. No Waiver, Cumulative Remedies. No delay or failure on the part of the Administrative Agent or any Lender, or on the part of the holder or holders of any of the Obligations, in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Administrative Agent, the Lenders, and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

Section 13.3. Non-Business Days. If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

Section 13.4. Documentary Taxes. The Borrower agrees to pay on demand any documentary, stamp or similar taxes payable in respect of this Agreement or any other Loan

Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

Section 13.5. Survival of Representations. All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

Section 13.6. Survival of Indemnities. All indemnities and other provisions relative to reimbursement to the Lenders of amounts sufficient to protect the yield of the Lenders with respect to the Loans, including, but not limited to, Sections 1.10, 10.3, and 13.15 hereof, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Obligations.

Section 13.7. Sharing of Set-Off. Each Lender agrees with each other Lender a party hereto that if such Lender shall receive and retain any payment, whether by set-off or application of deposit balances or otherwise, on any of the Loans in excess of its ratable share of payments on all such Obligations then outstanding to the Lenders, then such Lender shall purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of the Loans held by each such other Lenders (or interest therein) as shall be necessary to cause such Lender to share such excess payment ratably with all the other Lenders; provided, however, that if any such purchase is made by any Lender, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest.

Section 13.8. Notices. Except as otherwise specified herein, all notices hereunder and under the other Loan Documents shall be in writing (including, without limitation, notice by telecopy) and shall be given to the relevant party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereafter specify by notice to the Administrative Agent and the Borrower given by courier, by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices under the Loan Documents to any Lender shall be addressed to its address or telecopier number set forth on its Administrative Questionnaire; and notices under the Loans Documents to the Borrower, any Guarantor or the Administrative Agent shall be addressed to its respective address or telecopier number set forth below:

to the Borrower or any Guarantor:		to the Administrative Agent:

BGC Partners, Inc. 110 East 59th Street New York, New York 10022		Bank of Montreal 115 South LaSalle Street Chicago, Illinois 60603
Attention:	Stephen Merkel, Esq.,	Attention:	Krupa Patel
	General Counsel	Telephone:	(312) 461-2491
Telephone:	(212) 829-4829	Telecopy:	(312) 765-8201
Telecopy:	(212) 829-4708
E-mail:	smerkel@cantor.com

with a copy to: BGC Partners, Inc. New York, New York 10022
Attention:	Robert Upton, Treasurer
Telephone:	(212) 829-4704
E-mail:	rupton@cantor.com

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section or in the relevant Administrative Questionnaire and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, 5 days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section or in the relevant Administrative Questionnaire; provided that any notice given pursuant to Section 1 hereof shall be effective only upon receipt.

Section 13.9. Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

Section 13.10. Successors and Assigns. This Agreement shall be binding upon the Borrower and the Guarantors and their successors and assigns, and shall inure to the benefit of the Administrative Agent, and each of the Lenders, and the benefit of their respective successors and assigns, including any subsequent holder of any of the Obligations. The Borrower and the Guarantors may not assign any of their rights or obligations under any Loan Document without the written consent of all of the Lenders.

Section 13.11. Participants. Each Lender shall have the right at its own cost to grant participations (to be evidenced by one or more agreements or certificates of participation) in the Loans made and/or Revolving Credit Commitments held by such Lender at any time and from time to time to one or more other Persons (other than a competitor of the Borrower or any Subsidiary listed on Schedule 13.11 hereto); provided that no such participation shall relieve any Lender of any of its obligations under this Agreement, and, provided, further that no such participant shall have any rights under this Agreement except as provided in this Section, and the

Administrative Agent shall have no obligation or responsibility to such participant. Any agreement pursuant to which such participation is granted shall provide that the granting Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower under this Agreement and the other Loan Documents including, without limitation, the right to approve any amendment, modification or waiver of any provision of the Loan Documents, except that such agreement may provide that such Lender will not agree to any modification, amendment or waiver of the Loan Documents that would reduce the amount of or postpone any fixed date for payment of any Obligation in which such participant has an interest. Any party to which such a participation has been granted shall have the benefits of Section 1.10 and Section 10.3 hereof.

Section 13.12. Assignments. (a) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts. (A) In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and (B) in any case not described in subsection (a)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Effective Date” is specified in the Assignment and Acceptance, as of the Effective Date) shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default or Termination Event has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 13.12(a)(i)(B) and, in addition:

(a) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default or a Termination Event has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and

(b) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender with a Revolving Credit Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv) Assignment and Acceptance. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Borrower or Parent. No such assignment shall be made to the Borrower or any of its Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 13.12(b) hereof, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 13.6 and 13.15 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.11 hereof.

(b) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Chicago, Illinois, a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(c) Any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or grant to a Federal Reserve Bank, and this Section shall not apply to any such pledge or grant of a security interest; provided that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or secured party for such Lender as a party hereto; provided further, however, the right of any such pledgee or grantee (other than any Federal Reserve Bank) to further transfer all or any portion of the rights pledged or granted to it, whether by means of foreclosure or otherwise, shall be at all times subject to the terms of this Agreement.

Section 13.13. Amendments. Any provision of this Agreement or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrower, (b) the Required Lenders, and (c) if the rights or duties of the Administrative Agent are affected thereby, the Administrative Agent; provided that:

(i) no amendment or waiver pursuant to this Section 13.13 shall (A) increase any Revolving Credit Commitment of any Lender without the consent of such Lender or (B) reduce the amount of or postpone the date for any scheduled payment of any principal of or interest on any Loan or of any fee payable hereunder without the consent of the Lender to which such payment is owing or which has committed to make such Loan hereunder;

(ii) no amendment or waiver pursuant to this Section 13.13 shall, unless signed by each Lender, extend the Revolving Credit Termination Date, change Section 3.1 or 13.7 in a manner that would alter the pro rata sharing of payments required hereby, change the definition of Required Lenders, change the provisions of this Section 13.13, release any material Guarantor from its obligations under Section 4 or its Guaranty (except as otherwise provided for in the Loan Documents), or affect the number of Lenders required to take any action hereunder or under any other Loan Document; and

(iii) no amendment to Section 12 hereof shall be made without the consent of the Guarantor(s) affected thereby.

Section 13.14. Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 13.15. Costs and Expenses; Indemnification. The Borrower agrees to pay all reasonable and documented costs and expenses of the Administrative Agent in connection with the preparation, negotiation, syndication, and administration of the Loan Documents, including, without limitation, the reasonable and documented fees and disbursements of counsel to the Administrative Agent, in connection with the preparation and execution of the Loan Documents, and any amendment, waiver or consent related thereto, whether or not the transactions contemplated herein are consummated. The Borrower agrees to pay to the Administrative Agent, each Lender, and any other holder of any Obligations outstanding hereunder, all documented costs and expenses reasonably incurred or paid by the Administrative Agent, such Lender, or any such holder, including reasonable and documented attorneys’ fees and disbursements and court costs, in connection with any Unmatured Termination Event, Termination Event, Default or Event of Default hereunder or in connection with the enforcement of any of the Loan Documents (including all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving the Borrower or any Guarantor as a debtor thereunder). The Borrower further agrees to indemnify the Administrative Agent, each Lender, and any security trustee therefor, and their respective directors, officers, employees, agents, financial advisors, and consultants (each such Person being called an

“Indemnitee”) against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable and documented fees and disbursements of counsel for any such Indemnitee and all reasonable and documented expenses of litigation or preparation therefor, whether or not the Indemnitee is a party thereto, or any settlement arrangement arising from or relating to any such litigation) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Loan, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification. The Borrower, upon demand by the Administrative Agent or a Lender at any time, shall reimburse the Administrative Agent or such Lender for any reasonable and documented legal or other expenses (including, without limitation, all reasonable and documented fees and disbursements of counsel for any such Indemnitee) incurred in connection with investigating or defending against any of the foregoing (including any settlement costs relating to the foregoing) except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified. To the extent permitted by applicable law, neither the Borrower nor any Guarantor shall assert, and each such Person hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or the other Loan Documents or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. The obligations of the Borrower under this Section shall survive the termination of this Agreement.

Section 13.16. Set-off. In addition to any rights now or hereafter granted under the Loan Documents or applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default or a Termination Event, each Lender, each subsequent holder of any Obligation, and each of their respective affiliates, is hereby authorized by the Borrower and each Guarantor at any time or from time to time, without notice to the Borrower, any Guarantor or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, and in whatever currency denominated, but not including trust accounts) and any other indebtedness at any time held or owing by that Lender, subsequent holder, or affiliate, to or for the credit or the account of the Borrower or such Guarantor, whether or not matured, against and on account of the Obligations of the Borrower or such Guarantor to that Lender, or subsequent holder under the Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Loan Documents, irrespective of whether or not (a) that Lender, or subsequent holder shall have made any demand hereunder or (b) the principal of or the interest on the Loans and other amounts due hereunder shall have become due and payable pursuant to Section 9 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

Section 13.17. Entire Agreement. The Loan Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.

Section 13.18. Governing Law. This Agreement and the other Loan Documents (except as otherwise specified therein), and the rights and duties of the parties hereto, shall be construed and determined in accordance with the internal laws of the State of New York.

Section 13.19. Severability of Provisions. Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.

Section 13.20. Excess Interest. Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”). If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) neither the Borrower nor any guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Administrative Agent or any Lender may have received hereunder shall, at the option of the Administrative Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable law), (ii) refunded to the Borrower, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither the Borrower nor any guarantor or endorser shall have any action against the Administrative Agent or any Lender for any damages whatsoever arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any of Borrower’s Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Borrower’s Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on the Borrower’s Obligations had the rate of interest not been limited to the Maximum Rate during such period.

Section 13.21. Construction. The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents. The provisions of this Agreement relating to Subsidiaries shall only apply during such times as the Borrower has one or more Subsidiaries.

Section 13.22. Lender’s Obligations Several. The obligations of the Lenders hereunder are several and not joint. Nothing contained in this Agreement and no action taken by the Lenders pursuant hereto shall be deemed to constitute the Lenders a partnership, association, joint venture or other entity.

Section 13.23. Submission to Jurisdiction; Waiver of Jury Trial. Each party hereto hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in the Borough of Manhattan, in the City of New York for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. THE BORROWER, THE GUARANTORS, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 13.8. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable laws, rules and regulations.

Section 13.24. USA Patriot Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

Section 13.25. Confidentiality. Each of the Administrative Agent and the Lenders severally agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors to the extent any such Person has a need to know such Information (it being understood that the Persons to whom such disclosure is made will first be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary and its obligations, (g) with the prior written consent of the Borrower, (h) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrower or any Subsidiary or any of their directors, officers, employees or agents, including accountants, legal counsel and other advisors, (i) to rating agencies if requested or required by such agencies in connection with a rating relating to the Loans or Revolving Credit Commitments hereunder, or (j) to entities which compile and publish information about the syndicated loan market, provided that only basic information about the pricing and structure of the transaction evidenced hereby may be disclosed pursuant to this subsection (j). For purposes of this Section, “Information” means all information received from the Borrower or any of the Subsidiaries or from any other Person on behalf of the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries or from any other Person on behalf of the Borrower or any of the Subsidiaries.

Section 13.26. Absence of Fiduciary Duties. The Borrower, for itself and on behalf of each of its Subsidiaries, acknowledges and agrees that:

(a) in connection with all aspects of the transactions contemplated by this Agreement or any other Loan Document and any communications in connection therewith, the Borrower, its Subsidiaries and their respective Affiliates, on the one hand, and each Lender, the Administrative Agent and each of their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of any Lender, the Administrative Agent or any of their respective Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications;

(b) the Administrative Agent, any Lender or any of their respective Affiliates may be providing (or may in the future provide) debt financing, equity capital or other services (including financial advisory services) to other Persons in respect of which the Borrower, its Subsidiaries or any of their respective Affiliates or Related Parties may have conflicting interests, and the Administrative Agent, the Lenders and their respective Affiliates have no obligation to use in connection with the transactions contemplated by this Agreement or any other Loan Document, or to furnish to the Borrower, any of its Subsidiaries or any of their respective Affiliates or Related Parties, any confidential information obtained from any other Person; and

(c) none of the Administrative Agent, any Lender or any of their respective Affiliates or Related Parties has made any representation or warranty regarding, or given any other assurance or advice, regarding the foreign, federal, state or local income tax consequences of this Agreement or any other Loan Document, any of the transactions contemplated hereby or thereby or any other matter.

[SIGNATURE PAGES TO FOLLOW]

This Credit Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

“BORROWER”

BGC PARTNERS, INC.

By	/s/ Howard W. Lutnick
	Name	Howard W. Lutnick
	Title	Chairman & CEO

“GUARANTORS”

BGC CAPITAL MARKETS, L.P.

By	/s/ Howard W. Lutnick
	Name	Howard W. Lutnick
	Title	Chairman & CEO

BGC BROKERS US, L.P.

By	/s/ Howard W. Lutnick
	Name	Howard W. Lutnick
	Title	Chairman & CEO

BGC PARTNERS, L.P.

By	/s/ Howard W. Lutnick
	Name	Howard W. Lutnick
	Title	Chairman & CEO

BGC HOLDINGS, L.P.

By	/s/ Howard W. Lutnick
	Name	Howard W. Lutnick
	Title	Chairman & CEO

BGC Partners, Inc.

Signature Page to Credit Agreement

“ADMINISTRATIVE AGENT”

BANK OF MONTREAL, as Administrative Agent

By	/s/ Linda C. Haven
	Name	Linda C. Haven
	Title	Managing Director

BGC Partners, Inc.

Signature Page to Credit Agreement

“LENDERS”

BANK OF MONTREAL

By	/s/ Linda C. Haven
	Name	Linda C. Haven
	Title	Managing Director

BANK OF AMERICA, N.A.

By	/s/ William J. Coupe
	Name	William J. Coupe
	Title	Managing Director

U.S. BANK NATIONAL ASSOCIATION

By	/s/ Heath G. Williams
	Name	Heath G. Williams
	Title	Vice President

WELLS FARGO BANK, N.A.

By	/s/ David Michaels
	Name	David Michaels
	Title	Senior Vice President

FIFTH THIRD BANK

By	/s/ Linda Altman
	Name	Linda Altman
	Title	Vice President

BGC Partners, Inc.

Signature Page to Credit Agreement

THE BANK OF NEW YORK MELLON

By	/s/ Steven J. Correll
	Name	Steven J. Correll
	Title	Managing Director

BGC Partners, Inc.

Signature Page to Credit Agreement

EXHIBIT A

NOTICE OF BORROWING

Date:                 ,

To:	Bank of Montreal, as Administrative Agent for the Lenders parties to the Credit Agreement dated as of June 23, 2011 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), among BGC Partners, Inc., certain Lenders which are signatories thereto, and Bank of Montreal, as Administrative Agent

Ladies and Gentlemen:

The undersigned, BGC Partners, Inc. (the “Borrower”), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 1.5 of the Credit Agreement, of the Borrowing specified below:

1. The Business Day of the proposed Borrowing is                 ,         .

2. The aggregate amount of the proposed Borrowing is $            .

3. The Borrowing is to be comprised of $             of [Base Rate] [Eurodollar] Loans.

[4. The duration of the Interest Period for the Eurodollar Loans included in the Borrowing shall be              months.]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

(a) the representations and warranties of the Borrower contained in Section 6 of the Credit Agreement are true and correct as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date); and

(b) no Unmatured Termination Event, Termination Event, Default or Event of Default has occurred and is continuing or would result from such proposed Borrowing.

BGC PARTNERS, INC.

By
Name
Title

EXHIBIT B

NOTICE OF CONTINUATION/CONVERSION

Date:                     ,

To:	Bank of Montreal, as Administrative Agent for the Lenders parties to the Credit Agreement dated as of June 23, 2011 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”) among BGC Partners, Inc., certain Lenders which are signatories thereto, and Bank of Montreal, as Administrative Agent

Ladies and Gentlemen:

The undersigned, BGC Partners, Inc. (the “Borrower”), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 1.5 of the Credit Agreement, of the [conversion] [continuation] of the Loans specified herein, that:

1. The conversion/continuation Date is                     ,         .

2. The aggregate amount of the Revolving Loans to be [converted] [continued] is $                    .

3. The Loans are to be [converted into] [continued as] [Eurodollar] [Base Rate] Loans.

4. [If applicable:] The duration of the Interest Period for the Revolving Loans included in the [conversion] [continuation] shall be                      months.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the proposed conversion/continuation date, before and after giving effect thereto and to the application of the proceeds therefrom:

(a) the representations and warranties of the Borrower contained in Section 6 of the Credit Agreement are true and correct as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date); provided, however, that this condition shall not apply to the conversion of an outstanding Eurodollar Loan to a Base Rate Loan; and

(b) no Unmatured Termination Event, Termination Event, Default or Event of Default has occurred and is continuing, or would result from such proposed [conversion] [continuation].

BGC PARTNERS, INC.

By
Name
Title

EXHIBIT C

REVOLVING NOTE

U.S. $	,

FOR VALUE RECEIVED, the undersigned, BGC PARTNERS, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to                                          (the “Lender”) or its registered assigns on the Revolving Credit Termination Date of the hereinafter defined Credit Agreement, at the principal office of the Administrative Agent in Chicago Illinois (or such other location as the Administrative Agent may designate to the Borrower), in immediately available funds, the principal sum of                                          Dollars ($            ) or, if less, the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement, together with interest on the principal amount of each Revolving Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

This Note is one of the Revolving Notes referred to in the Credit Agreement dated as of June 23, 2011, among the Borrower, the Guarantors party thereto, the Lenders parties thereto, and Bank of Montreal, as Administrative Agent (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Note shall be governed by and construed in accordance with the internal laws of the State of New York.

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

BGC PARTNERS, INC.

By
Name
Title

EXHIBIT D

BGC PARTNERS, INC.

COMMITMENT AMOUNT INCREASE REQUEST

                    ,

To:	Bank of Montreal, as Administrative Agent for the Lenders parties to the Credit Agreement dated as of June 23, 2011 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), among BGC Partners, Inc., the Guarantors party thereto, certain Lenders which are signatories thereto, and Bank of Montreal, as Administrative Agent

Ladies and Gentlemen:

The undersigned, BGC Partners, Inc. (the “Borrower”) hereby refers to the Credit Agreement and requests that the Administrative Agent consent to an increase in the aggregate Revolving Credit Commitments (the “Commitment Amount Increase”), in accordance with Section 1.2 of the Credit Agreement, to be effected by [an increase in the Revolving Credit Commitment of [name of existing Lender] [the addition of [name of new Lender] (the “New Lender”) as a Lender under the terms of the Credit Agreement]. Capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

After giving effect to such Commitment Amount Increase, the Revolving Credit Commitment of the [Lender] [New Lender] shall be $            .

[Include paragraphs 1-4 for a New Lender]

1. The New Lender hereby confirms that it has received a copy of the Loan Documents and the exhibits related thereto, together with copies of the documents which were required to be delivered under the Credit Agreement as a condition to the making of the Loans and other extensions of credit thereunder. The New Lender acknowledges and agrees that it has made and will continue to make, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, its own credit analysis and decisions relating to the Credit Agreement. The New Lender further acknowledges and agrees that the Administrative Agent has not made any representations or warranties about the credit worthiness of the Borrower or any other party to the Credit Agreement or any other Loan Document or with respect to the legality, validity, sufficiency or enforceability of the Credit Agreement or any other Loan Document or the value of any security therefor.

2. Except as otherwise provided in the Credit Agreement, effective as of the date of acceptance hereof by the Administrative Agent, the New Lender (i) shall be deemed automatically to have become a party to the Credit Agreement and have all the rights and obligations of a “Lender” under the Credit Agreement as if it were an original signatory thereto and (ii) agrees to be bound by the terms and conditions set forth in the Credit Agreement as if it were an original signatory thereto.

3. The New Lender shall deliver to the Administrative Agent an Administrative Questionnaire.

[4. The New Lender has delivered, if appropriate, to the Borrower and the Administrative Agent (or is delivering to the Borrower and the Administrative Agent concurrently herewith) the tax forms referred to in Section 13.1 of the Credit Agreement.]*

THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACTUAL OBLIGATION UNDER, AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

The Commitment Amount Increase shall be effective when the executed consent of the Administrative Agent is received or otherwise in accordance with Section 1.2 of the Credit Agreement, but not in any case prior to ___________________, ____. It shall be a condition to the effectiveness of the Commitment Amount Increase that all expenses referred to in Section 1.2 of the Credit Agreement shall have been paid.

The Borrower hereby certifies that no Unmatured Termination Event, Termination Event, Default or Event of Default has occurred and is continuing.

*	Insert bracketed paragraph if New Lender is organized under the law of a jurisdiction other than the United States of America or a state thereof.

2

Please indicate the Administrative Agent’s consent to such Commitment Amount Increase by signing the enclosed copy of this letter in the space provided below.

Very truly yours,

BGC PARTNERS, INC.

By
Name:
Title:

[NEW OR EXISTING LENDER INCREASING COMMITMENTS]

By
Name
Title

The undersigned hereby consents on this day of , to the above-requested Commitment Amount Increase.

BANK OF MONTREAL, as Administrative Agent

By
Name
Title

3

EXHIBIT E

BGC PARTNERS, INC.

COMPLIANCE CERTIFICATE

To:	Bank of Montreal, as Administrative

Agent under, and the Lenders parties to,

the Credit Agreement described below

This Compliance Certificate is furnished to the Administrative Agent and the Lenders pursuant to that certain Credit Agreement dated as of June 23, 2011, among us (as extended, renewed, amended or restated from time to time, the “Credit Agreement”). Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected                      of BGC Partners, Inc.;

2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes an Unmatured Termination Event, Termination Event, Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth below;

4. The financial statements required by Section 8.5 of the Credit Agreement and being furnished to you concurrently with this Compliance Certificate are true, correct and complete as of the date and for the periods covered thereby; and

5. The Schedule I hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Credit Agreement, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with the relevant Sections of the Credit Agreement.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this          day of                      20    .

BGC PARTNERS, INC.

By
Name
Title

EXHIBIT F

ADDITIONAL GUARANTOR SUPPLEMENT

                    ,

Bank of Montreal, as Administrative Agent for the

Lenders parties to the Credit Agreement dated as of

June 23, 2011, among BGC Partners, Inc., as Borrower,

the Guarantors referred to therein, the Lenders parties

thereto from time to time, and the Administrative Agent

(as extended, renewed, amended or restated from time

to time, the “Credit Agreement”)

Ladies and Gentlemen:

Reference is made to the Credit Agreement described above. Terms not defined herein which are defined in the Credit Agreement shall have for the purposes hereof the meaning provided therein.

The undersigned, [name of Subsidiary Guarantor], a [jurisdiction of incorporation or organization] hereby elects to be a “Guarantor” for all purposes of the Credit Agreement, effective from the date hereof. The undersigned confirms that the representations and warranties set forth in Section 6 of the Credit Agreement are true and correct as to the undersigned as of the date hereof and the undersigned shall comply with each of the covenants set forth in Section 8 of the Credit Agreement applicable to it.

Without limiting the generality of the foregoing, the undersigned hereby agrees to perform all the obligations of a Guarantor under, and to be bound in all respects by the terms of, the Credit Agreement, including without limitation Section 12 thereof, to the same extent and with the same force and effect as if the undersigned were a signatory party thereto.

The undersigned acknowledges that this Agreement shall be effective upon its execution and delivery by the undersigned to the Administrative Agent, and it shall not be necessary for the Administrative Agent or any Lender to execute this Agreement or any other acceptance hereof. This Agreement shall be construed in accordance with and governed by the internal laws of the State of New York.

Very truly yours,

[NAME OF SUBSIDIARY GUARANTOR]

By
Name
Title

EXHIBIT G

ASSIGNMENT AND ACCEPTANCE

Dated                     ,

Reference is made to the Credit Agreement dated as of June 23, 2011, (as extended, renewed, amended or restated from time to time, the “Credit Agreement”) among BGC Partners, Inc., the Guarantors party thereto, the Lenders parties thereto, and Bank of Montreal, as Administrative Agent (the “Administrative Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.

                                                                                                                                                                     (the “Assignor”) and                                                               (the “Assignee”) agree as follows:

1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, the amount and specified percentage interest shown on Annex I hereto of the Assignor’s rights and obligations under the Credit Agreement as of the Effective Date (as defined below), including, without limitation, the Assignor’s Revolving Credit Commitments as in effect on the Effective Date and the Loans, if any, owing to the Assignor on the Effective Date.

2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim, lien, or encumbrance of any kind; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of their respective obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.

3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered to the Lenders pursuant to Section 8.5(a) and (b) thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; and (v) specifies as its lending office (and address for notices) the offices set forth on its Administrative Questionnaire.

4. As consideration for the assignment and sale contemplated in Annex I hereof, the Assignee shall pay to the Assignor on the Effective Date in Federal funds the amount agreed upon between them. It is understood that commitment and/or letter of credit fees accrued to the Effective Date with respect to the interest assigned hereby are for the account of the Assignor and such fees accruing from and including the Effective Date are for the account of the Assignee. Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and shall promptly pay the same to such other party.

5. The effective date for this Assignment and Acceptance shall be                                          (the “Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent and, if required, the Borrower.

6. Upon such acceptance and recording, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

7. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Effective Date directly between themselves.

8. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

[ASSIGNOR LENDER]

By
Name
Title

[ASSIGNEE LENDER]

By
Name
Title

Accepted and consented this
day of

BGC PARTNERS, INC.

By
Name
Title

Accepted and consented to by the Administrative
Agent this day of

BANK OF MONTREAL, as Administrative Agent

By
Name
Title

ANNEX I

TO ASSIGNMENT AND ACCEPTANCE

The assignee hereby purchases and assumes from the assignor the following interest in and to all of the Assignor’s rights and obligations under the Credit Agreement as of the effective date.

FACILITY ASSIGNED	AGGREGATE COMMITMENT/LOANS FOR ALL LENDERS	AMOUNT OF COMMITMENT/LOANS ASSIGNED	PERCENTAGE ASSIGNED OF COMMITMENT/LOANS

Revolving Credit	$	$		%

EXHIBIT H

FORM OF LEGAL OPINION